UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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TRONC, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 9, 2017

Dear Stockholders of tronc, Inc.:

We are pleased to invite you to the 2017 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 9:30 a.m. local time on April 18, 2017, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654.

At the Annual Meeting, you will be asked to:

1.	elect seven directors nominated by our Board of Directors;

2.	approve, on an advisory basis, the compensation of our named executive officers for 2016;

3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Our Board of Directors recommends that you vote FOR each of the proposals described in this Proxy Statement.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares promptly. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Michael W. Ferro, Jr.	Justin C. Dearborn
Chair of the Board of Directors	Chief Executive Officer and Member of the Board of Directors

TRONC, INC.

435 N. Michigan Avenue

Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, APRIL 18, 2017

9:30 A.M. LOCAL TIME

CHICAGO, ILLINOIS

TO THE STOCKHOLDERS OF TRONC, INC.:

On Tuesday, April 18, 2017, we will hold our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654. The Annual Meeting will begin at 9:30 a.m. local time.

At the Annual Meeting, you will be asked to:

1.	elect seven directors nominated by our Board of Directors;

2.	approve, on an advisory basis, the compensation of our named executive officers for 2016;

3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on February 28, 2017 (the “Record Date”). At the Annual Meeting and for ten days prior, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 435 N. Michigan Avenue, Chicago, Illinois 60611. If you would like to view the stockholder list, please call our Investor Relations Department at (469) 528‑9366.

Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Proxy Statement is furnished in connection with the solicitation of proxies by tronc, Inc. on behalf of the Board of Directors for the Annual Meeting. In accordance with Securities and Exchange Commission rules, we will send a Notice of Internet Availability of Proxy Materials on or about March 9, 2017, and provided access to the Proxy Statement over the Internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

By Order of the Board of Directors

Julie K. Xanders

Executive Vice President, General Counsel and Secretary

Chicago, Illinois

March 9, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on April 18, 2017.

The Proxy Statement and the Annual Report are available at investor.tronc.com.

i

TRONC, INC.

435 N. Michigan Avenue

Chicago, Illinois 60611

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of tronc, Inc. (“tronc,” the “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), we will send a Notice of Internet Availability of Proxy Materials on or about March 9, 2017, and provided access to our proxy materials over the Internet beginning on or before that date, to the holders of record and beneficial owners of our common stock as of the close of business on February 28, 2017 (the “Record Date”).

You are invited to attend our Annual Meeting on Tuesday, April 18, 2017, beginning at 9:30 a.m. local time. The Annual Meeting will be held at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of directors and named executive officers for fiscal year 2016, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on February 28, 2017, the Record Date, are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 36,441,443 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of tronc common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareholder Services, you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report to Stockholders (including our Form 10‑K for the year ended December 25, 2016 (the “Annual Report”)), and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form provided by your broker, bank, or other holder of record.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of seven directors nominated by our Board of Directors;

2.	An advisory resolution approving the compensation of our named executive officers for 2016; and

3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

We will also consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

You can vote using any one of the methods described below.

Vote by Internet.  Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone.  Stockholders of record may submit proxies using any touch‑tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch‑tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail.  You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope, if printed copies of the proxy materials were requested. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non‑votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting.  All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

tronc, Inc. is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by Internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

1.	delivering written notice of such revocation to the Company;

2.	timely delivering a valid, subsequent proxy by Internet, by telephone, or by mail; or

3.	voting by ballot at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy, as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote by ballot at the Annual Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 435 N. Michigan Avenue, Chicago, Illinois 60611. If you would like to view the stockholder list, please call our Investor Relations Department at (469) 528‑9366. The list will also be available at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non‑votes” (as described under the heading “What are ‘broker non‑votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non‑votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

With respect to Proposal No. 1, the election of directors, the seven director candidates receiving the largest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required in order for the proposal to be approved. Abstentions will not be counted in the tabulation of votes cast on Proposal No. 1. Abstentions will be counted in the tabulation of votes cast on Proposal Nos. 2 and 3 and will have the same effect as a vote against the proposals. Withhold votes are not counted for any purpose in determining the outcome of Proposal No. 1.

What are “broker non‑votes” and how do they affect the proposals?

A “broker non‑vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non‑discretionary” items (those shares are treated as “broker non‑votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on Proposal Nos. 1 or 2, without your voting instructions on those proposals, because such proposals are considered “non‑discretionary.” Accordingly, without your voting instructions on those proposals, a broker non‑vote will occur. Broker non‑votes are not counted for any purpose in determining the outcome of Proposal Nos. 1 or 2.

What is the effect of the advisory resolution to approve the compensation of our Named Executive Officers?

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a nonbinding, advisory vote to approve the compensation of our Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this Proxy Statement), commonly known as a “say‑on‑pay” proposal. In 2015, our stockholders voted that we conduct advisory votes to approve the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually. Although this advisory vote is not binding upon the Board of Directors or the Company, the Board of Directors and the Compensation, Nominating and Corporate Governance Committee of the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect to have our stockholders vote again, on a nonbinding, advisory basis, on whether we should have a say-on-pay proposal every one, two, or three years at the 2021 Annual Meeting of Stockholders.

What is the effect of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm?

Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes‑Oxley Act of 2002 requires the Audit Committee of our Board of Directors (the “Audit Committee”) to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of Ernst & Young LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will count all votes and serve as the inspector of election. The inspector of election will separately count affirmative and negative votes, abstentions, and broker non‑votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. In addition, D.F. King will solicit proxies from brokers, banks, nominees, and institutional investors or other stockholders at a cost of approximately $15,000 plus out‑of‑pocket expenses. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

Why did I receive a one‑page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will tronc announce the results of the voting?

We will report the voting results in a Current Report on Form 8‑K filed within four business days after the end of the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8‑K within four business days of the day the final results are available. The Current Report on Form 8‑K, and any amendments, will be available at www.sec.gov and on our website at investor.tronc.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Company stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. In order to be admitted to the Annual Meeting, you must present photo identification (e.g., a driver’s license or passport). In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record as of the Record Date. If your shares are held in the name of a broker, bank or other holder of record that holds your shares, you should provide a copy of the voting instruction card provided by your broker, bank, or other holder of record, or other similar evidence of your beneficial ownership of those shares. If you do not comply with these procedures, you may not be admitted to the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation (“Restated Certificate”) and our Amended and Restated By‑Laws (“By‑Laws”) currently provide that the Board of Directors will be elected at the annual meeting of stockholders to serve one‑year terms or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Board Composition

As of March 9, 2017, the Board of Directors was composed of nine members serving on the standing Board committees set forth below:

		Board		Compensation,
		of	Audit	Nominating and
Name	Age	Directors	Committee	Corporate Goverance Committee
Carol Crenshaw	60	*	*	*
Justin C. Dearborn	47	*
David Dreier	64	*
Donald Tang	53	*	*	*
Eddy W. Hartenstein	66	*
Michael W. Ferro, Jr. (1)	50	**
Patrick Soon-Shiong (1)	64	***
Philip G. Franklin	65	*	**	*
Richard A. Reck	67	*	*	**

(1)

Mr. Ferro and Dr. Soon-Shiong were nominated and serve as directors pursuant to their respective Purchase Agreements, which are described in the “Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons--Related Person Transactions” section of this proxy statement.

*     Member

**   Chair

*** Vice Chair

Nominees for Director

The Board of Directors has nominated the seven individuals listed below for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. Two of our current directors, Dr. Soon-Shiong and Mr. Tang, will not stand for reelection at the Annual Meeting. The Board has voted to reduce its size to seven directors effective upon commencement of the Annual Meeting. There are no vacancies on the Board.

Each of the nominees has consented to being named as a  Board nominee in this Proxy Statement and has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Biographical information about the seven nominees for director appears below, including information about the experience, qualifiactions, attributes and skills considered by our Compensation, Nominating and Corporate Governance Committee and the Board  in determinating that the nominees should serve as a director.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Carol Crenshaw

Ms. Crenshaw has served as a director since April 2016. She is the Chief Financial Officer and Vice President of Finance for The Chicago Community Trust, a community foundation dedicated to improving the Chicagoland region through strategic grant making, civic engagement and inspiring philanthropy. She joined The Chicago Community Trust in 1983 as assistant controller, was promoted to controller in 1984, and has served in her current role since 1994. Prior to joining The Chicago Community Trust, she was an auditor with the certified public accounting firm of KPMG Peat Marwick/Chicago. Ms. Crenshaw is a member of the Accounting Practices Committee of Community Foundations, a trustee of the John L. Patten Charitable Trust and a member of the board of directors of Northern Illinois University Foundation. Ms. Crenshaw is a certified public accountant and holds a B.S. from Northern Illinois University.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Ms. Crenshaw is qualified to serve on the Board include:

•	Operating and management experience;

•	Expertise in finance and financial reporting; and

•	Core business skills, including financial, audit and strategic planning.

Justin C. Dearborn

Mr. Dearborn has served as Chief Executive Officer of tronc and a director since February 2016. Prior to joining the Company, Mr. Dearborn was Chief Executive Officer and a director of Merge Healthcare Incorporated (“Merge”), an information technology company supplying radiology and cardio information solutions to healthcare providers. Merge was a publicly-traded company until its acquisition by IBM in October 2015. Mr. Dearborn served as Chief Executive Officer, President, and Chief Financial Officer of Merge at various times from 2008 to 2016. From January 2007 to June 2008, Mr. Dearborn served as managing director at Merrick Ventures, LLC (“Merrick Ventures”), a venture capital and private equity firm focused on big data, deep learning, and content aggregation and distribution technologies. Prior to Merrick Ventures, he served in various executive and senior management positions for Click Commerce, Inc., a publicly-traded software and services company. Mr. Dearborn holds a B.S. in Accounting from Illinois State University and a J.D. from DePaul University.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Mr. Dearborn is qualified to serve on the Board include:

•	Operating and management experience;

•	Core business skills, including operations and strategic planning; and

•	Deep understanding of the technology industry.

David Dreier

Mr. Dreier has served as a director of tronc since June 2016. He has served the Chairman of the Annenberg-Dreier Commission at Sunnylands, an initiative focused on the role of technology in enhancing prosperity, good governance, and cross-cultural links throughout the Greater Pacific region, since February 2013. Prior to that, he served as a member of the U.S. House of Representatives from 1981 to January 2013. While in Congress, Mr. Dreier served as Chairman of the Rules Committee from 1999 to

2007 and 2011 to 2013. He was also the founding Chairman of the bipartisan House Democracy Partnership, which works to strengthen legislative bodies in new and reemerging democracies on five continents, and founded the bipartisan Congressional Trade Working Group. Mr. Dreier is an honors graduate of Claremont McKenna College and holds a Master’s degree from Claremont Graduate University.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Mr. Dreier is qualified to serve on the Board include:

•	Operating and management experience;

•	Core business skills, including operations and strategic planning; and

•	Deep understanding of international commerce and the technology industry.

Michael W. Ferro, Jr.

 Mr. Ferro has served as Non-Executive Chairman of the Board of Directors since February 2016. Since 2007, he has been the Chairman and Chief Executive Officer of Merrick Ventures. From 2008 to 2015, Mr. Ferro served as Chairman of Merge. Merge was a publicly-traded company until its acquisition by IBM in October 2015. From 2011 until early 2016, Mr. Ferro served as Chairman of Wrapports, LLC, which owns various media properties including the Sun-Times Network, the Chicago Sun-Times, the Chicago Reader, Chicago.com, and Aggrego. Mr. Ferro was co-founder of Click Commerce, Inc., an Internet software company.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Mr. Ferro is qualified to serve on the Board include:

•	Operating and management experience;

•	Core business skills, including operations and strategic planning; and

•	Deep understanding of media and technology industries.

Philip G. Franklin

Mr. Franklin has served as a director since the consummation of the Company’s distribution and separation from Tribune Media Company (the “Distribution”) in August 2014. Mr. Franklin retired from serving as Chief Financial Officer of Littelfuse, Inc., a manufacturer of electronic components, in April 2016 after 17 years of service. Prior to joining Littelfuse in 1998, he was Vice President and Chief Financial Officer of OmniQuip International, a private equity sponsored roll‑up in the construction equipment industry. Previously, Mr. Franklin served as Chief Financial Officer for Monarch Marking Systems, a subsidiary of Pitney Bowes, and Hill Refrigeration. Earlier in his career, he worked in a variety of finance and general management positions at FMC Corporation. Mr. Franklin also currently serves as a director of TTM Technologies, Inc., where he is chairman of the audit committee. Mr. Franklin attended Dartmouth College, where he earned a bachelor’s degree in economics and an MBA at the Tuck School of Business.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Mr. Franklin is qualified to serve on the Board include:

•	Operating and management experience;

•	Core business skills, including financial and strategic planning; and

•	Expertise in finance and financial reporting.

Eddy W. Hartenstein

Mr. Hartenstein has served as a director since the Distribution in August 2014 and was the Non-Executive Chairman from August 2014 until February 2016. From August 2008 until the Distribution, Mr. Hartenstein served as Publisher and Chief Executive Officer of the Los Angeles Times, where he was responsible for all aspects of print, digital and mobile operations of the metropolitan daily news organization, as well as those of the Los Angeles Times Media Group’s portfolio. Prior to Tribune Media Company’s

January 2013 change of ownership, he was also President and Chief Executive Officer of Tribune Media Company, a multimedia company operating businesses in publishing, digital and broadcasting. From December 2012 until July 2014, he was a member of the Board of Directors of Tribune Media Company and until the Distribution, continued to serve as special advisor to the Chief Executive Officer of Tribune Media Company. Previously, Mr. Hartenstein served in a variety of positions at DIRECTV Inc., including as President from its inception in 1990 through 2001, as Chairman and Chief Executive Officer from late 2001 through 2004, and as Vice Chairman of the board of The DIRECTV Group Inc. from late 2003 through 2004. Mr. Hartenstein currently serves on the boards of directors of SIRIUS XM Holdings Inc., a satellite radio broadcaster (where he is the lead independent director); Broadcom Limited, a semiconductor company; TiVo Corporation, a digital entertainment technology provider; Yahoo, a technology company; and City of Hope. He previously served on the board of directors of SanDisk Corp., a manufacturer of flash memory, from November 2005 to May 2016. Mr. Hartenstein holds Bachelor of Science degrees in aerospace engineering and mathematics from California State Polytechnic University, Pomona and a Master of Science degree from Cal Tech, and a Doctorate of Science (HON) from California State Polytechnic University, Pomona.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Mr. Hartenstein is qualified to serve on the Board include:

•	Operating and management experience;

•	Core business skills, including financial and strategic planning; and

•	Deep understanding of our company, its history and culture.

Richard A. Reck

Mr. Reck has served as a director since April 2016. He is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy firm that focuses on serving technology-based and entertainment companies, and has served in such capacity since August 2002. Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002. He currently serves on the board of directors and chairs the audit committee of SilkRoad, Inc., a venture capital backed multinational human capital management software company; serves on the board of advisors of Ultra Corporation, a private IT consultancy firm; and serves on the board of directors and chairs the audit committee of Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company that has been inactive since 2011. He previously served on the board of directors, as well as the audit and compensation committees, of Interactive Intelligence, Inc., a public communications software company which was acquired by Genesys Telecommunications Laboratories, Inc. in December 2016, and the board of directors of Merge Healthcare, Inc., which was a publicly-traded company until its acquisition by IBM in October 2015 where he served on the audit committee and chaired the nominating and governance committee. Mr. Reck is a registered certified public accountant in Illinois and holds a B.A. from DePauw University and an M.B.A. in Accounting from the University of Michigan.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s conclusion that Mr. Reck is qualified to serve on the Board include:

•	Operating and management experience;

•	Expertise in finance and financial reporting; and

•	Core business skills, including financial, audit and strategic planning.

CORPORATE GOVERNANCE

Board of Directors

During the fiscal year ended December 25, 2016, the Board of Directors met 27 times, the Audit Committee held ten meetings, the Compensation, Nominating and Corporate Governance Committee held five meetings, and prior to the formation of the Compensation, Nominating and Corporate Governance Committee in June 2016, the Compensation Committee held seven meetings and the Nominating and Corporate Governance Committee held seven meetings. No incumbent director attended fewer than 75% of the meetings of the Board and standing Board committees on which he or she served during his or her term of service. Three of our directors attended the 2016 Annual Meeting.

The Nasdaq Stock Market (“Nasdaq”) listing rules (“Nasdaq Rules”) require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Rule 5605(a)(2). The Board, following the review and recommendation of the Compensation, Nominating and Corporate Governance Committee of the Board, reviewed the independence of the persons who served as our directors, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and the Company and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. As a result of the review, the Board determined that all of the current directors, except for Messrs. Dearborn, Ferro, Hartenstein, and Dr. Soon-Shiong, are “independent” under the applicable Nasdaq Rules. In making the independence determinations, the Board considered the fact that Mr. Ferro serves as chair of the board of The Chicago Community Trust and Ms. Crenshaw is the Chief Financial Officer and Vice President of Finance of that organization. The Board also considered the related party transaction with Mr. Tang described in the “Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons--Related Person Transactions” section of this proxy statement.

Our independent directors and our non‑management directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for Board and committee meetings, as appropriate. The Chairman of the Board of Directors (for non‑management executive sessions of the Board), the chairperson of the Audit Committee or the Chairman of the Board, if that person is an independent director (for executive sessions of the independent directors), and the chairperson of each committee (for committee executive sessions) act as the chair of the applicable executive sessions.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Guidelines provide that it is the policy of the Board that it may choose in its discretion whether to separate or combine the offices of Chairman and Chief Executive Officer on a case‑by‑case basis. Our Board believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. If the Board chooses to combine the offices of Chairman and Chief Executive Officer, a Lead Director will be appointed annually by the independent directors. The Board believes that its current leadership structure, with Mr. Ferro serving as Non‑Executive Chairman and Mr. Dearborn serving as Chief Executive Officer, is appropriate because it enables the Board as a whole to engage in oversight of management, promote communication between management and the Board and oversee governance matters while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. The Board does not believe that its role in risk oversight has affected the Board’s leadership structure. Stockholders may access a copy of the Company’s Corporate Governance Guidelines on our website at investor.tronc.com.

The Board of Directors considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The Compensation, Nominating and Corporate Governance Committee provides oversight of the Company’s pay policies and practices, including risks associated with executive compensation. In addition, the Compensation, Nominating and Corporate Governance Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The Audit Committee receives the results of a risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. The Audit Committee also receives periodic reports regarding internal audits, which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management.

The chairperson of the relevant Board committee reports on its discussions to the full Board of Directors during the committee reports portion of the applicable Board meeting. The full Board may access committee materials and may attend committee meetings. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance‑related risks.

Board Committees

The Board of Directors has established the following standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. In June 2016, the Board determined to combine the Compensation Committee and the Nominating and Corporate Governance Committee into one committee. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by the Nasdaq Rules. Membership of the standing committees is determined periodically by the Board of Directors. Adjustments to committee assignments may be made at any time. As of March 9, 2017, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on our website at investor.tronc.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

The primary purposes of the Audit Committee are: (a) to assist the Board in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance with legal and regulatory requirements, and (v) management’s process to assess and manage the Company’s enterprise risk issues; and (b) to prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement under the rules of the SEC.

The Audit Committee has the sole authority to appoint or replace the independent auditor. The Audit Committee has the direct responsibility for the compensation, retention and oversight of the work of each independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Audit Committee. The Audit Committee is responsible for resolving disagreements between management and each such independent auditor regarding financial reporting. The Audit Committee has established policies and procedures for the review and pre‑approval by the Audit Committee of all auditing services and permissible non‑audit services (including the fees and terms thereof) to be performed by the independent auditor.

The Audit Committee meets with our independent auditor at least quarterly, prior to releasing our quarterly results, to review the results of the independent auditor’s interim reviews or annual audit before the results are released to the public or filed with the SEC or other regulators. The Audit Committee also meets at least once every quarter in separate sessions with management and with the Company’s internal auditor. In addition, the Audit Committee reviews and comments on the quality of our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process. Pursuant to its charter, the Audit Committee is required to meet at least once per quarter.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements relating to directors and audit committee members (a) of Nasdaq and (b) under Section 10A(m) of the Exchange Act and any related rules and regulations promulgated thereunder by the SEC. Each member of the Audit Committee shall, in the judgment of the Board, have the ability to read and understand fundamental financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of Nasdaq and the SEC. The Board also has determined that Messrs. Franklin and Reck and Ms. Crenshaw are “audit committee financial experts” under SEC rules and satisfy the financial sophistication requirements of the Nasdaq Rules.

Compensation, Nominating and Corporate Governance Committee

With respect to its compensation functions, the purpose of the Compensation, Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities for establishing and administering the Company’s policies, programs and procedures for compensating its executives, including (a) to discharge the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer and executive officers (collectively, the “Senior Management Group”), and the compensation of the independent directors of the Board, (b) to review an annual compensation discussion and analysis of executive compensation for inclusion in the proxy statement or annual report on Form 10‑K, and prepare any report of the Compensation, Nominating and Corporate Governance Committee on executive compensation required by item 407(e)(5) of Regulation S‑K, and

(c) to take such other actions relating to the compensation and benefits structure of the Company as the Compensation, Nominating and Corporate Governance Committee deems necessary or appropriate.

With respect to its nominating and corporate governance functions, the purpose of the Compensation, Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities by: (a) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all director positions to be filled by the Board or by the stockholders, (b) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, and (c) otherwise taking a leadership role in shaping the corporate governance of the Company.

The Compensation, Nominating and Corporate Governance Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the Compensation, Nominating and Corporate Governance Committee. The charter also requires that the Compensation, Nominating and Corporate Governance Committee be composed of at least three members who satisfy the independence requirements relating to directors and compensation committee members under the Nasdaq Rules. Unless the Board shall determine otherwise, at least two members of the Compensation, Nominating and Corporate Governance Committee are required to satisfy the requirements of a “Non‑Employee Director” for purposes of Rule 16b‑3 under the Exchange Act. In addition, subject to any applicable transition rule, as to any compensation plan that is intended to be administered in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), at least two members of the Compensation, Nominating and Corporate Governance Committee are required to satisfy the requirements of “outside director” for purposes of Section 162(m) of the Code and the regulations thereunder. The Board has determined that each member of the Compensation, Nominating and Corporate Governance Committee meets the Nasdaq independence requirements and at least two members of the Compensation, Nominating and Corporate Governance Committee meet such other requirements. In accordance with its charter and to the extent permitted by applicable law, regulations, and the Nasdaq Rules, the Compensation, Nominating and Corporate Governance Committee may form and delegate its duties, responsibilities and authority to subcommittees or to members of management to perform certain duties and responsibilities on its behalf.

Pursuant to its charter, the Compensation, Nominating and Corporate Governance Committee may, without further approval by the Board, retain or terminate, as it determines to be necessary or advisable, a compensation consultant or other advisors, including outside accounting and legal advisors, to assist in the evaluation of the compensation of members of the Senior Management Group and any non‑employee directors or any other compensation‑related matter, and commission special studies, when deemed necessary or appropriate, on any matter of concern relating to overall corporate organization, compensation practice or compensation policy for the Company. Additionally, the Compensation, Nominating and Corporate Governance Committee may, without further approval by the Board, obtain such advice and assistance, including, without limitation, the performance of special reviews and other procedures, from outside legal or other advisors, and the selection, retention and termination of a consultant or search firm to be used to identify director candidates, as the committee determines to be necessary or advisable in connection with the discharge of its duties and responsibilities. Any legal or other advisor retained by the Committee may, but need not be, otherwise engaged by the Company for any other purpose.

The Compensation, Nominating and Corporate Governance Committee reports frequently to the Board of Directors and maintains open communication with the Company’s Chief Executive Officer, independent consultants, and internal human resources professionals. The Compensation, Nominating and Corporate Governance Committee meets as frequently as necessary to carry out its responsibilities under the charter and takes actions by written consent when necessary. The Compensation, Nominating and Corporate Governance Committee meets at such times and places as determined by the Chairperson of the committee.

Compensation Consultant

Pursuant to the Compensation, Nominating and Corporate Governance Committee’s charter, as outlined above, the Compensation, Nominating and Corporate Governance Committee may engage outside consultants to assist it in meeting its responsibilities. In 2016, the Compensation, Nominating and Corporate Governance Committee retained Willis Towers Watson (the “Compensation Consultant”) as its compensation consultant to assist with peer group analysis, director compensation analysis, risk assessment of the Company’s compensation programs, and other services upon request. The Compensation, Nominating and Corporate Governance Committee has reviewed the independence of the Compensation Consultant based on the criteria established by the SEC and determined that there were no conflicts of interest. The Compensation Consultant did not provide any other services to the Company and only received fees from the Company on behalf of the Compensation, Nominating and Corporate Governance Committee.

Role of Executives in Establishing Executive Compensation

With support from the Company’s human resources department, our Chief Executive Officer prepared and provided recommendations to the Compensation, Nominating and Corporate Governance Committee on the following items: base salaries for current executives, the design of the short‑term and long‑term incentive plans for executives, and the grant value of equity awards provided to executives. The Chief Executive Officer assisted in the review of compensation studies and proposed incentive plans, including proposing specific performance goals to be reviewed by the Compensation, Nominating and Corporate Governance Committee with respect to short‑term and long‑term executive compensation. The Chief Executive Officer, the General Counsel or Assistant General Counsel, members of the human resources department and the Compensation Consultant attended the Compensation, Nominating and Corporate Governance Committee meetings that related to executive compensation to assist the committee with its review; however, the executives did not attend the executive sessions of the meetings. In connection with reviewing and determining executive compensation, the Compensation, Nominating and Corporate Governance Committee asked the Chief Executive Officer to provide recommendations for compensation levels for the executives. The Compensation, Nominating and Corporate Governance Committee uses this information along with, among other information, survey data and market studies to determine executive compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation, Nominating and Corporate Governance Committee or its predecessor, the Compensation Committee, in fiscal 2016 was at any time during fiscal 2016 or at any other time, an officer or employee of the Company, and none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S‑K, except as otherwise disclosed under “Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons.” None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the Board, the Compensation, Nominating and Corporate Governance Committee or its predecessor, the Compensation Committee, during fiscal 2016.

Board Selection, Composition and Evaluation

The Compensation, Nominating and Corporate Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current composition of the Board of Directors. When assessing a director candidate’s qualifications, the Compensation, Nominating and Corporate Governance Committee will consider, among other factors, diversity, and balance of inside, outside and independent directors. The Compensation, Nominating and Corporate Governance Committee will also consider the general qualifications of the potential nominees, such as: integrity and honesty; the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole; a background and experience with media, including broadcasting, digital and publishing, finance or marketing or other fields which will complement the talents of the other Board members; willingness and capability to take the time to actively participate in Board and committee meetings and related activities; ability to work professionally and effectively with other Board members and the Company’s management; availability to remain on the Board long enough to make an effective contribution; satisfaction of relevant independence standards; and absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues. The Compensation, Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, and other factors; however, the Compensation, Nominating and Corporate Governance Committee and the Board believe it is essential to have directors representing diverse viewpoints. Diversity is one factor considered by the Compensation, Nominating and Corporate Governance Committee in determining the needs of the Board and evaluating director candidates to fill such needs.

The Compensation, Nominating and Corporate Governance Committee will consider qualified director candidates recommended by the Company’s stockholders. The Compensation, Nominating and Corporate Governance Committee evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by the Compensation, Nominating and Corporate Governance Committee or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Additional Information—Consideration of Stockholder‑Recommended Director Nominees.” No nominations for director were submitted to the Compensation, Nominating and Corporate Governance Committee for consideration by any of the Company’s stockholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

Time, Manner and Components of Compensation

For 2016, the components of the Company’s standard non‑employee director cash and equity compensation were as follows:

Compensation Paid to Non‑Employee Directors(1)
Annual retainer of a restricted stock unit award	$170,000
Additional Compensation for Board Chair and Committee Chairpersons
Non‑Employee Board Chairperson—annual retainer of a restricted stock unit award	$75,000
Audit Committee Chairperson—annual retainer of a restricted stock unit award	$20,000
Compensation, Nominating and Corporate Governance Committee Chairperson—annual retainer of a	$15,000
restricted stock unit award(2)

(1)

Effective as of the 2016 annual meeting of stockholders, the non-employee director compensation program was modified to replace the cash retainers with restricted stock unit awards that will be subject to a one-year vesting schedule. Awards are granted based on grant date fair value.

(2)

In June 2016, the Board determined to combine the Compensation Committee and the Nominating and Corporate Governance Committee into one committee, the Compensation, Nominating and Corporate Governance Committee.

Annual cash retainers for service as a director or committee chairperson were paid in quarterly installments at the beginning of each of the first and second fiscal quarters of 2016. Effective as of the 2016 annual meeting of stockholders, the non-employee director compensation program was modified to replace the cash retainers with restricted stock unit awards that will be subject to a one-year vesting schedule. Such restricted stock unit awards will be granted pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) following the election or re-election, as applicable, of non-employee directors to the Board at the annual meeting of stockholders. The annual equity retainer for 2016 was granted on June 2, 2016 following the election or re-election, as applicable, of our non-employee directors at the annual meeting of stockholders.

Our non-employee directors may elect to defer the receipt of the shares of common stock awarded by timely filing an election to establish a notional deferred stock account in compliance with applicable tax rules. Each deferred unit credited to such an account represents an unfunded obligation of the Company to issue a share of common stock on a future payment date. Shares will be issued with respect to such deferred units upon the earlier of (i) termination of the individual’s service as a director of the Company or (ii) a change in control (as defined in the Omnibus Incentive Plan).

Our directors are reimbursed for reasonable Company-related travel expenses.

The following table shows compensation earned by or paid to non‑employee directors who served as directors for any portion of fiscal 2016. Messrs. Dearborn and Griffin, who served as our Chief Executive Officer during portions of 2016, did not receive additional compensation for their service on the Board of Directors. The compensation of Messrs. Dearborn and Griffin is described in the “2016 Summary Compensation Table.”

2016 Director Compensation Table

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)
Carol Crenshaw	$17,500	$170,006	$187,506
David Dreier	$—	$170,006	$170,006
Michael W. Ferro, Jr.	$35,000	$245,000	$280,000
Philip G. Franklin	$45,000	$190,000	$235,000
Eddy W. Hartenstein	$35,000	$170,006	$205,006
Richard A. Reck	$4,377	$185,005	$189,382
Patrick Soon-Shiong	$—	$170,006	$170,006
Donald Tang	$17,500	$170,006	$187,506
David E. Dibble (former)	$35,000	$170,006	$205,006
Renetta McCann (former)	$40,000	$—	$40,000
Ellen Taus (former)	$42,500	$—	$42,500

(1)

On April 1, 2016, each of Ms. Crenshaw, Mr. Ferro and Mr. Reck received a fully-vested restricted stock unit award for the following number of shares pursuant to their respective elections to convert all or a portion of their cash fees for the second quarter of 2016 into restricted stock units (“RSUs”): Ms. Crenshaw, 2,212; Mr. Ferro, 2,212; and Mr. Reck, 1,659.

(2)

The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 25, 2016 excluding the effect of any estimated forfeitures. Assumptions used in the calculation of these amounts are described in footnotes 3 and 17 to the Company’s audited financial statements included in the Annual Report. On June 2, 2016, the non-employee directors received the following annual awards: Ms. Crenshaw, Messrs. Dibble, Hartenstein, and Tang, and Dr. Soon-Shiong, 14,939 RSUs; Mr. Ferro, as Chair of the Board, 21,529 RSUs; Mr. Franklin, as Chair of the Audit Committee, 16,696 RSUs; and Mr. Reck, as Chair of the Compensation, Nominating and Corporate Governance Committee, 16,257 RSUs. On June 15, 2016, Mr. Dreier received his annual award of 12,612 RSUs. Each such RSU award vests on the first anniversary of the grant date. Such RSU awards were the only outstanding unvested RSUs held by the individuals listed in the table above as of December 25, 2016, except Mr. Dibble’s RSUs were cancelled following his termination of Board service, and Mr. Hartenstein had additional outstanding unvested RSUs which were previously granted in connection with his employment by the Company. Mr. Hartenstein had a total of 24,154 unvested RSUs as of December 25, 2016.

For additional information regarding the stock holdings of our non‑employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers. This advisory proposal is commonly referred to as a “say‑on‑pay” proposal. Although this advisory vote is not binding upon the Board of Directors, our Board and the Compensation, Nominating and Corporate Governance Committee will review and consider the voting results of this vote when making future decisions regarding our Named Executive Officer compensation and related executive compensation program.

As discussed under the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We seek to align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on:

•	the achievement of specific annual and long‑term strategic or financial goals; and

•	the realization of increased stockholder value.

Please read the “Compensation Discussion and Analysis” section of this proxy statement, the accompanying tables, and the related narrative disclosures for a description of our executive compensation program, including information about the fiscal year 2016 compensation of our Named Executive Officers.

We are asking our stockholders to support our Named Executive Officer compensation described in this proxy statement. Your vote is not intended to address any specific item of our compensation program, but rather our overall approach to the compensation of our Named Executive Officers described in this proxy statement. Our Board and the Compensation, Nominating and Corporate Governance Committee believe our overall program effectively implements our compensation approach and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”

the Advisory Resolution to Approve the Compensation of Our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of EY as the Company’s independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board of Directors is submitting the appointment of EY to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recent Change in Auditor

As reported on the Company’s Current Report on Form 8-K filed on March 28, 2016 (the “Change in Auditor 8-K”), effective March 22, 2016, the Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and engaged EY to serve in this role for the fiscal year ending December 25, 2016.

PwC’s reports on the consolidated financial statements of the Company for the fiscal years ended December 27, 2015, and December 28, 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 27, 2015, and December 28, 2014, and the subsequent interim period through March 22, 2016, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in connection with their reports on the Company’s consolidated financial statements for such fiscal years.

During the fiscal years ended December 27, 2015, and December 28, 2014, and the subsequent interim period through March 22, 2016, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), other than the identification of material weaknesses in the Company’s internal control over financial reporting as described in the Company’s annual report on Form 10-K for the fiscal year ended December 27, 2015 (the “2015 10-K”) and annual report on Form 10-K for the fiscal year ended December 28, 2014 (the “2014 10-K”). As more fully disclosed in the 2015 10-K, the Company’s management concluded that the Company’s internal control over financial reporting was not effective as of the fiscal year ended December 27, 2015 due to material weaknesses in the Company’s internal control over financial reporting. Management identified a material weakness related to an ineffective control environment, which contributed to material weaknesses related to review and approval of insert volume forecasts and variance analysis for preprint advertising, documentation of approval of rates for circulation and other revenue, and the review of compensation expense, including sales commissions and bonus plans. Further, as disclosed in the 2014 10-K, the Company’s management identified the following material weaknesses in the Company’s internal control over financial reporting as of the fiscal year ended December 28, 2014: (1) an insufficient complement of finance and accounting resources within the organization commensurate with the Company’s financial reporting requirements and (2) an ineffective control environment due to (a) lack of formalized accounting policies and review controls including procedures and controls over completeness and accuracy of journal entry review and account reconciliations, (b) deficiencies in business processes related to placing fixed assets in service and retirement of fixed assets, and (c) deficiencies over information technology controls around system security, user access and change management.

The Audit Committee has discussed these material weaknesses with PwC and the Company has authorized PwC to respond fully to the inquiries of the successor independent registered public accounting firm concerning these matters.

The Company provided PwC with a copy of the Change in Auditor 8-K and requested that PwC furnish the Company with a copy of PwC’s letter addressed to the SEC stating whether PwC agrees with the statements made by the Company in the Change in Auditor 8-K. The Company received the requested letter from PwC and a copy of PwC’s letter was attached as Exhibit 16.1 to the Change in Auditor 8-K.

During the fiscal years ended December 27, 2015, and December 28, 2014, and the subsequent interim period prior to engaging EY, the Company did not consult with EY regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might have been rendered on the Company’s consolidated and combined financial statements, and no written report or oral advice was provided that EY concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Board of Directors Recommends a Vote “FOR” the Ratification of the

Appointment of ERNST & YOUNG LLP as Our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, the Company’s compliance with legal and regulatory requirements and management’s process to assess and manage the Company’s enterprise risk issues. Management has responsibility for preparing the Company’s financial statements as well as for the Company’s financial reporting process, including internal controls thereon. The Company’s independent registered public accounting firm is responsible for auditing those financial statements.

In connection with our review of the Company’s consolidated audited financial statements for the fiscal year ended December 25, 2016, we relied on reports received from Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2016, as well as the advice and information we received during discussions with the Company’s management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2016 with the Company’s management.

(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB Auditing Standard 1301, Communications with Audit Committees.

(iii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Rule 2‑07 of Regulation S‑X, Communications with Audit Committees.

(iv)

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(v)

Based on the review and discussion referred to in paragraphs (i) through (iv) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 25, 2016, for filing with the SEC.

The Audit Committee

Philip G. Franklin, Chairperson

Carol Crenshaw

Richard A. Reck

Donald Tang

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP and Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal years 2015 and 2016, respectively. The following table sets forth aggregate fees billed or expected to be billed for services rendered by PricewaterhouseCoopers LLP and Ernst & Young LLP for the 2015 and 2016 fiscal years, respectively, inclusive of out‑of‑pocket expenses.

Type of Fees	2016	2015
Audit Fees	$2,331,835	$3,983,339
Audit‑Related Fees	$—	$—
Tax Fees	$62,009	$5,960
All Other Fees	$2,663	$—

Audit Fees consist of fees for professional services rendered for the audit of our consolidated annual financial statements, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit‑Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning.

All Other Fees consist of license fees for an accounting research tool.

Audit Committee Review and Pre‑Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non‑audit services provided by the independent registered public accounting firms as described above and believes that they were compatible with maintaining the independence of the applicable firm as the Company’s independent registered public accounting firm for the 2015 or 2016 fiscal year, as applicable.

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the independent auditor. The Audit Committee has the direct responsibility for the compensation, retention and oversight of the work of each independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Committee. The Audit Committee establishes policies and procedures for the review and pre‑approval by the Audit Committee of all auditing services and permissible non‑audit services (including the fees and terms thereof) to be performed by the independent auditor. The chairperson of the Audit Committee may grant the approvals (including pre‑approvals) on behalf of the Committee. The decision of the chairperson of the Audit Committee to approve (including to pre‑approve) an activity is required to be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre‑approve services performed by the independent auditor. The Audit Committee pre‑approved all of the Audit Fees, Audit‑Related Fees, Tax Fees, and All Other Fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of March 9, 2017:

Name	Age	Position
Justin C. Dearborn	47	Chief Executive Officer and Director
Terry Jimenez	44	Executive Vice President and Chief Financial Officer
Timothy P. Knight	51	President, troncX
Timothy E. Ryan	58	President, troncM
Julie K. Xanders	52	Executive Vice President, General Counsel and Secretary

Justin C. Dearborn.  For biographical information for Mr. Dearborn, please refer to the section entitled “Proposal 1: Election of Directors”.

Terry Jimenez.    Mr. Jimenez has served as Executive Vice President and Chief Financial Officer since April 2016.  Prior to joining the Company, Mr. Jimenez was a Partner for IBM’s Global Business Services, where he served in that capacity since 2012.  Before that, from April 2012 until October 2012, Mr. Jimenez worked as a consultant for Wrapports, LLC (“Wrapports”), a holding company that owns the Chicago Sun-Times, Chicago Reader, and Chicago.com.. From September 2009 through February 2012, he served as President of Newsday Media Group, a subsidiary of Cablevision Systems Corporation. From 2008 to 2009, Mr. Jimenez served as Chief Operating Officer/Chief Financial Officer of Newsday, LLC and Publisher of amNew York, subsidiaries of Cablevision Systems Corporation. Prior to Cablevision’s acquisition of Newsday from Tribune Company (now known as Tribune Media Company), he served in various roles at Tribune Media Company. From 2005 to 2008, he was Vice President Finance/Chief Financial Officer of Newsday, Inc. and from 2003 to 2005, he served as Controller for the Chicago Tribune Group. Prior to joining Tribune Media Company, from 1994 to 2002, Mr. Jimenez served in roles at McDonald’s Corporation, including Finance Director for McDonald’s Partner Brands Group, Controller for Donatos Pizzeria and other accounting, financial consulting, strategy and merger & acquisition roles. Mr. Jimenez holds a B.S. in accountancy from Northern Illinois University and an M.B.A. from J.L. Kellogg Graduate School of Management, Northwestern University.

Timothy P. Knight.  Mr. Knight has served as President, troncX since February 2017. Before joining the Company, Mr. Knight served as President of Advance Ohio, a digital media and marketing company, since October 2015. Before that, from December 2011 to October 2015, Mr. Knight served as Chief Executive Officer of Wrapports. Prior to joining Wrapports, he held various roles at Newsday including President, Chief Executive Officer and Publisher. Before joining Newsday in 2003, he held various senior management positions at Tribune Media Company, the Chicago Tribune Media Group, and Classified Ventures, LLC. Prior to joining Classified Ventures in 1997, Mr. Knight served as mergers and acquisitions counsel for Tribune Media Company and a senior associate at Skadden, Arps, Slate, Meagher & Flom LLP, an international law firm. He has been engaged in a number of civic organizations over the years and is currently a member of the Board of Trustees of DePaul University, the Rock and Roll Hall of Fame, Destination Cleveland, United Way of Greater Cleveland, and the Board of Regents of Mercy Home for Boys and Girls (Chicago). He also was a member of the Long Island Chapter of Young President’s Organization. Mr. Knight holds a B.S. in accounting from Marquette University and a J.D. from DePaul University College of Law.

Timothy E. Ryan.  Mr. Ryan has served as President, troncM since February 2016. Prior to that, he served as Chief Executive Officer, California News Group, since September 2015, overseeing the Los Angeles Times,  The San Diego Union-Tribune and various community newspapers. Prior to that position, Mr. Ryan served as Publisher and Chief Executive Officer of The Baltimore Sun and The Morning Call since the Distribution in August 2014, and as Publisher, President and Chief Executive Officer of the Baltimore Sun Media Group since 2007. In 2010, he also became Publisher and CEO for additional Tribune Media properties, The Morning Call and mcall.com. In Baltimore, Mr. Ryan oversaw not only The Baltimore Sun but also 30 community newspapers and magazines and the region’s leading website, baltimoresun.com. Mr. Ryan joined The Baltimore Sun after having served as Vice President of Circulation and Consumer Marketing since 2005 at the Chicago Tribune, where he was responsible for sales, marketing and distribution throughout Chicago and the Midwest. Prior to joining the Chicago Tribune, Mr. Ryan served as Vice President of Circulation and Operations at The Baltimore Sun from July 2000 to February 2005. Mr. Ryan also worked as Vice President of Circulation at The Philadelphia Inquirer from 1993 to 2000. Mr. Ryan holds a B.A. in political science from the University of Notre Dame and an M.B.A. from J.L. Kellogg Graduate School of Management, Northwestern University.

Julie K. Xanders.  Ms. Xanders has served as Executive Vice President, General Counsel and Secretary of tronc since the Distribution in August 2014. Ms. Xanders previously served as the Assistant General Counsel/West Coast Media of Tribune Media Company and served as Senior Vice President, Legal for the Los Angeles Times. Ms. Xanders joined The Times Mirror Company, a media company, in 1993 as Corporate Counsel for Times Mirror Cable Television, Inc. and was promoted to Assistant General Counsel in 1995 for Times Mirror, Associate General Counsel in 1997, Deputy General Counsel in 1998, and Senior Vice President and General Counsel for the Los Angeles Times in August 1998. Prior to joining Times Mirror, Ms. Xanders worked for four years in private practice with Gibson, Dunn & Crutcher, a law firm, as an associate attorney. Ms. Xanders earned a J.D. from Boalt Hall School of Law (UC Berkeley) and has a B.A. from Yale University, where she graduated summa cum laude and was elected Phi Beta Kappa. She is a past chair and continues to serve as a member of the Executive Committee of the Corporate Law Departments Section of the Los Angeles County Bar Association. She served on the Board of Trustees and several Board committees of the Los Angeles County Bar Association from July 2004 to June 2009 and from July 2010 to June 2011. She serves as Vice Chair of the Board of Trustees of Southwestern Law School and is co‑chair of the Membership and Governance Committee, chair of the Executive Committee and a member of the Compensation Committee. From October 2013 to October 2015, she served on the Board of Directors of the California Newspaper Publishers Association and was Chair of its Governmental Affairs Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned as of February 28, 2017 by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock as of February 28, 2017; (ii) each director as of February 28, 2017; (iii) each of the Named Executive Officers listed in the “2016 Summary Compensation Table”; and (iv) the directors and executive officers as a group as of February 28, 2017.

Unless otherwise indicated, beneficial owners listed in the table may be contacted at the Company’s corporate headquarters at 435 N. Michigan Avenue, Chicago, Illinois 60611.

	Number of
	Shares	Percentage of
	Beneficially	Outstanding
Name	Owned(1)	Shares(1)
More Than 5% Stockholders:
Merrick Media, LLC(2)	9,050,000	24.8%
350 North Orleans Street, 10th Floor
Chicago, IL 60654
Nant Capital LLC(3)	5,793,619	15.9%
9922 Jefferson Boulevard
Culver City, CA 90232
Oaktree Capital Group Holdings GP, LLC(4)	4,695,947	12.9%
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
PRIMECAP Management Company(5)	3,541,993	9.7%
225 South Lake Avenue, #400
Pasadena, CA 91101
HG Vora Capital Management, LLC(6)	2,000,000	5.5%
330 Madison Avenue, 23rd Floor
New York, NY 10017
Non-Employee Directors:
Carol Crenshaw(7)	2,212	* %
David Dreier	—
Michael W. Ferro, Jr.(2)(8)	9,050,000	24.8%
Philip G. Franklin	10,956	*
Eddy W. Hartenstein(9)	111,423	*
Richard A. Reck(10)	11,659	*
Patrick Soon-Shiong(3)	5,793,619	15.9%
Donald Tang	—
Named Executive Officers:
Justin C. Dearborn	—
Terry Jimenez	—
Timothy E. Ryan(11)	64,289	*
Julie K. Xanders(12)	28,612	*
John H. Griffin, Jr.	500	*
Tony W. Hunter(13)	73,562	*
Sandra J. Martin	—	*
All directors and current executive officers as a group (13 persons)(14)	15,072,770	41.2%

*Represents beneficial ownership of less than 1%

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act or provided to the Company, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 36,441,443 shares of the Company’s common stock outstanding as of February 28, 2017, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or vesting of restricted stock units or other rights within 60 days of February 28, 2017. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Information presented is based on a Schedule 13D/A (Amendment No. 2) filed with the SEC on December 28, 2016 by Merrick Media, LLC (“Merrick Media”), Merrick Venture Management, LLC (“Merrick Management”) and Michael W. Ferro, Jr.  Pursuant to the filing, the reporting persons directly own 9,047,788 shares. The number of shares beneficially owned by Mr. Ferro also includes 2,212 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of February 28, 2017 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan). Merrick Media owns, and has sole voting power and sole dispositive power over, 5,220,000 shares, Merrick Management owns, and has sole voting power and sole dispositive power over, 3,827,788 shares, and Mr. Ferro is the manager of Merrick Management, which is the sole manager of Merrick Media. As a result, Mr. Ferro has sole voting and dispositive power over the shares owned by Merrick Management and Merrick Management and Mr. Ferro have sole voting and dispositive power over the shares owned by Merrick Media. Mr. Ferro, by virtue of his relationship to Merrick Management, may be deemed to indirectly beneficially own the shares which Merrick Management directly beneficially owns. Merrick Management and Mr. Ferro, by virtue of their relationship to Merrick Media, may be deemed to indirectly beneficially own the shares which Merrick Media directly beneficially owns.

(3)

Information presented is based on a Schedule 13D/A (Amendment No. 1) filed with the SEC on November 25, 2016 by Dr. Patrick Soon-Shiong, a natural person and citizen of the United States, Nant Capital, LLC, a limited liability company organized under the laws of the state of Delaware (“Nant Capital”) and California Capital Equity, LLC, a limited liability company organized under the laws of the state of Delaware (“CalCap”) and the Form 4 filings filed with the SEC by Dr. Soon-Shiong through February 21, 2017.  Nant Capital beneficially owns, in the aggregate, 4,700,000 shares. CalCap and Dr. Soon-Shiong may be deemed to beneficially own, and share voting power and investment power with Nant Capital over, all shares beneficially owned by Nant Capital. Dr. Soon-Shiong directly beneficially owns 1,093,619 shares. Dr. Soon-Shiong has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all 5,793,619 shares. As a result, Dr. Soon-Shiong may be deemed to beneficially own, in the aggregate, 5,793,619 shares. On March 2, 2017, Oaktree Tribune, L.P. and the affiliated entities described in footnote 4 below filed with the SEC a Schedule 13D/A (Amendment No. 6) reporting that, on February 28, 2017, Oaktree Tribune, L.P. entered into an agreement to sell 950,000 shares of the Company’s common stock to Dr. Soon-Shiong and/or an affiliate thereof at a price of $14.60 per share for an aggregate purchase price of $13,870,000. The Schedule 13D/A states that consummation of such sale is conditioned upon expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to Dr. Soon-Shiong’s acquisition of the shares contemplated by the sale.

(4)

Information presented is based on a Schedule 13D/A (Amendment No. 5) filed with the SEC on June 13, 2016 by Oaktree Tribune, L.P. and the affiliated entities described below, and on information provided to the Company by Oaktree Capital Management, L.P. as of November 9, 2015.  Oaktree Tribune, L.P. beneficially owns 4,691,371 shares of the Company’s common stock and OCM FIE, LLC (“FIE”) beneficially owns 4,576 shares of the Company’s common stock. The general partner of Oaktree Tribune, L.P. is Oaktree AIF Investments, L.P. (“AIF Investments”). The general partner of AIF Investments is Oaktree AIF Holdings, Inc. (“AIF Holdings”). The holder of all of the voting shares of AIF Holdings is Oaktree Capital Group Holdings, L.P. (“OCGH”). The managing member of FIE is Oaktree Capital Management, L.P. (“OCM”). The general partner of OCM is Oaktree Holdings, Inc. (“Holdings”). The sole shareholder of Holdings is Oaktree Capital Group, LLC (“OCG”). The duly appointed manager of OCG and the general partner of OCGH is Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). The media company business of OCGH GP is managed by a media company committee, which controls the decisions of OCGH GP with respect to the vote and disposition of the shares held by Oaktree Tribune, L.P. and FIE. The members of such committee are Howard S. Marks, Bruce A. Karsh, John B. Frank, David M. Kirchheimer and Stephen A. Kaplan. On March 2, 2017, Oaktree Tribune, L.P. and the affiliated entities described above filed with the SEC a Schedule 13D/A (Amendment No. 6) reporting that, on February 28, 2017, Oaktree Tribune, L.P. entered into an agreement to sell 950,000 shares of the Company’s common stock to Dr. Soon-Shiong and/or an affiliate thereof at a price of $14.60 per share for an aggregate purchase price of $13,870,000. The Schedule 13D/A states that consummation of such sale is conditioned upon expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to Dr. Soon-Shiong’s acquisition of the shares contemplated by the sale.

(5)

Information presented is based on a Schedule 13G/A (Amendment No. 3) filed with the SEC on February 9, 2017 by PRIMECAP Management Company (“Primecap”) as of December 31, 2016. Pursuant to the filing, Primecap has sole voting power over 3,242,393 shares of the Company’s common stock and sole dispositive power over 3,541,993 shares.

(6)

Information presented is based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 6, 2017 by HG Vora Special Opportunities Master Fund, Ltd., a Cayman Islands exempted company, HG Vora Capital Management, LLC, a Delaware limited liability company, and Parag Vora, a natural person and citizen of the United States. Each of the reporting persons beneficially owns 2,000,000 shares and has shared voting power and shared dispositive power over 2,000,000 shares.

(7)

The number of shares beneficially owned by Ms. Crenshaw includes 2,212 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of February 28, 2017 if during such period (i) her service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(8)

The number of shares beneficially owned by Mr. Ferro also includes 2,212 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of February 28, 2017 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(9)

The number of shares beneficially owned by Mr. Hartenstein includes (a) 52,333 shares subject to options that are currently exercisable or that will become exercisable within 60 days of February 28, 2017 and (b) 9,215 shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2017.

(10)

The number of shares beneficially owned by Mr. Reck includes 1,659 shares (attributable to deferred cash retainer converted to stock units) issuable within 60 days of February 28, 2017 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(11)

The number of shares beneficially owned by Mr. Ryan includes (a) 44,781 shares subject to options that are currently exercisable or that will become exercisable within 60 days of February 28, 2017 and (b) 11,704 shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2017.

(12)

The number of shares beneficially owned by Ms. Xanders includes (a) 15,051 shares subject to options that are currently exercisable or that will become exercisable within 60 days of February 28, 2017 and (b) 6,579 shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2017.

(13)	The number of shares beneficially owned by Mr. Hunter includes 30,286 shares subject to options that are currently exercisable or that will become exercisable within 60 days of February 28, 2017.

(14)

The number of shares beneficially owned by all directors and current executive officers as a group as of February 28, 2017 includes (a) 112,165 shares subject to options which are currently exercisable or which will become exercisable within 60 days of February 28, 2017, (b) 27,498 shares issuable upon the vesting of restricted stock units within 60 days of February 28, 2017, and (c) 6,083 shares issuable within 60 days of February 28, 2017 if during such period (i) the director’s service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers, and beneficial holders of more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. To our knowledge, based solely on our review of the copies of such reports and written representations from certain reporting persons that no other reports were required, all of the applicable directors, officers, and beneficial holders of more than 10% of the Company’s stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2016.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Effective as of June 17, 2016, our Board of Directors combined the duties, responsibilities and authority of the Compensation Committee and the Nominating and Corporate Governance Committee under one new standing committee, the Compensation, Nominating and Corporate Governance Committee. For purposes of this Compensation Discussion and Analysis, the Compensation, Nominating and Corporate Governance Committee and its predecessor, the Compensation Committee, are collectively referred to as the “Committee”. During 2016, the Committee oversaw, evaluated and reviewed all aspects of our executive compensation philosophy and programs.

This Compensation Discussion and Analysis describes material elements of our compensation philosophy, summarizes our executive compensation program, and reviews compensation decisions for the following Named Executive Officers (the “Named Executive Officers” or “NEOs”):

Name	Title
Justin C. Dearborn	Chief Executive Officer
Terry Jimenez	Executive Vice President, Chief Financial Officer
Timothy E. Ryan	President of Publishing
Julie K. Xanders	Executive Vice President, General Counsel and Secretary
John H. Griffin, Jr.	Former Chief Executive Officer, President and Director
Tony W. Hunter	Former President of National Revenue and Strategic Initiatives
Sandra J. Martin	Former Executive Vice President, Chief Financial Officer

Mr. Griffin, our former Chief Executive Officer and President, and Ms. Martin, our former Executive Vice President, Chief Financial Officer, are considered Named Executive Officers because they served as our Chief Executive Officer and Chief Financial Officer, respectively, for a portion of fiscal year 2016. Mr. Hunter, our former President of National Revenue and Strategic Initiatives is considered a Named Executive Officer because he would have been among the top three highest paid executive officers of the Company if he had remained in our employment through the end of the 2016 fiscal year. The employment of Messrs. Griffin, Hunter and Ms. Martin terminated in 2016.

2016 Overview

In 2016, we made significant changes to the senior management team, our organizational structure, and our strategic plan. We changed the Company’s name to tronc, Inc. and transferred the listing of our common stock from the New York Stock Exchange to the Nasdaq Global Stock Market. We also realigned our business around two operating segments, one covering the legacy publishing businesses and the other covering the digital businesses. These changes and the rebranding were intended to emphasize the Company’s plans to transform from a publishing company into a digital and online content company. We continued to execute on our plan to reduce costs across the organization and achieved further expense savings in 2016. As discussed below, some of the compensation decisions made in 2016 were in support of these efforts.

2016 Compensation Highlights

1.	NEO Compensation Tied to Business Performance and Long‑Term Share Price Performance

Our compensation program tied a substantial portion of executive compensation to business performance. Under the 2016 management incentive program (“MIP”), if the Company’s consolidated financial performance fell below the identified threshold, at‑risk compensation would not have been paid. Compensation design for executives was structured to achieve long‑term stockholder value creation without undue business risk.

2.	Pay for Performance—Compensation At Risk

•

Fiscal year 2016 Adjusted EBITDA performance varied by business unit while Adjusted EBITDA performance for the Company (on a consolidated basis) was above the target objective established by the Committee in the 2016 MIP. The Committee designed the 2016 MIP so that incentive amounts would be not paid at all if the Company’s consolidated Adjusted EBITDA performance fell below the specified threshold. Payouts were above target for all of the applicable Named Executive Officers.

•	Stock option and restricted stock unit grants of the Company’s common stock directly tie Named Executive Officer compensation to absolute share price performance.

•

The following charts reflect the 2016 annualized base salary, target bonus and annualized LTI awards of Mr. Dearborn, who has served as the Company’s Chief Executive Officer since February 2016, and the average of the other actively employed Named Executive Officers, namely, Mr. Jimenez, Mr. Ryan, and Ms. Xanders, in each case, as if such Named Executive Officers had worked the full year.

CEO	Other NEOs

3.	Good Pay Practices

The Company has adopted best practices with respect to the executive compensation program, including the following:

•	We pay for performance. A significant portion of total executive compensation is earned by attaining annual and long‑term goals that increase stockholder value.

•	We emphasize equity compensation to reward long‑term growth and stockholder value creation.

•	We have a Policy on Trading Securities that prohibits hedging, pledging and other speculative transactions in our securities.

•	The Committee has retained an independent compensation consultant to advise the Committee regarding the executive compensation program and the risk profile of the Company’s compensation programs.

•	The Committee has reviewed a risk analysis of our compensation programs and practices to ensure that appropriate risk mitigation controls are in place.

•	The Company’s Omnibus Incentive Plan prohibits repricing or replacing stock options with exercise prices below the current fair market value without stockholder approval.

•	The Omnibus Incentive Plan generally prohibits acceleration of vesting of equity awards except in the case of a change of control, death or disability.

•

We have an Executive Compensation Clawback Policy that allows the Company to recoup executive compensation in the event of a restatement of the Company’s financial statement that results in the amount of any performance‑based compensation paid or awarded to an executive officer being a greater amount than it would have been had it been calculated based on the restated financial statement.

•	Our Board of Directors adopted stock ownership guidelines that apply to executive officers and directors.

•	Any dividend equivalents on our restricted stock units are paid only when such units vest.

•	We offer executive officers the same group benefit programs as we provide other employees.

•	We provide limited executive perquisites.

Independent Compensation Consultant

The Committee retained Willis Towers Watson (the “Compensation Consultant”) as its independent compensation consultant. The Compensation Consultant regularly attends Committee meetings, advises on matters including peer group composition, annual and long‑term incentive plan design and awards, and provides market data, analysis and advice regarding compensation for our Named Executive Officers and non‑employee directors.

Our Approach to Executive Compensation

Our approach to executive compensation is aimed at achieving the following:

•	Attract and retain top talent;

•	Motivate and reward the performance of senior executives to achieve strategic, financial and operating performance objectives;

•

Ensure that our total compensation packages are competitive in comparison to those offered by our peers and that our compensation practices are consistent with high standards of corporate governance; and

•	Align our executives’ interests with the long‑term interests of our stockholders.

NEO Compensation

The Committee oversees all components of the Company’s executive compensation program. During 2016, the Company’s Chief Executive Officer and senior human resources executives made recommendations to the Committee regarding executive compensation actions and equity awards for the Named Executive Officers. Based on their recommendations, the Committee approved the compensation package and employment agreement with Mr. Jimenez in connection with his hire and awarded equity grants to the Named Executive Officers.

In July 2016, the Committee updated the Company’s group of peer companies to add five additional companies (as updated, the “Peer Group”). The previous peer group consisted of nine companies primarily from the newspaper publisher and content industry with a secondary emphasis on digital media. In light of the Company’s strategy to transform from a publishing company into a digital and online content company, the Compensation Consultant recommended, and the Committee approved, five additional peer companies with an emphasis on online and digital businesses. The companies in the current Peer Group are as follows:

Company (Ticker Symbol)	Revenue (1)
AMC Networks Inc. (AMCX)	$2,580.9
The E. W. Scripps Company (SSP)	$715.7
Fair Isaac Corporation (FICO)	$881.4
Gannett Co., Inc. (GCI)	$2,885.0
IAC/InterActiveCorp (IAC)	$3,139.9
Lee Enterprises, Incorporated (LEE)	$614.4
Lions Gate Entertainment Corp. (LGF.A)/(LGF.B)	$2,347.4
The McClatchy Company (MNI)	$1,056.6
Meredith Corporation (MDP)	$1,649.6
The New York Times Company (NYT)	$1,555.3
Scholastic Corporation (SCHL)	$1,672.8
Scripps Networks Interactive, Inc. (SNI)	$3,018.2
Take-Two Interactive Software Inc.(TTWO)	$1,413.7

(1)	Revenue set forth is in millions and is based on most recent fiscal year-end reported.

The Peer Group serves as one data input for determining compensation for the Named Executive Officers. The Committee used this market compensation data, along with other qualitative information, in making its compensation determinations.

Our Compensation Cycle

In general, compensation is reviewed during the first quarter of every year. This review includes:

•	Annual performance reviews for the prior year;

•	Base salary increases;

•	MIP target awards; and

•	Long‑term incentive target awards (including stock options, restricted stock units and/or performance‑based awards).

The actual award date of stock options or restricted stock unit awards is determined on the date on which the Committee approves these awards. The Committee will review and assess the performance of the Chief Executive Officer and all executive officers and authorize compensation actions it believes are appropriate and commensurate with relevant competitive data and the compensation program.

Primary Compensation Components

The following sections, including information supplied in tabular form, provide information about principles and approaches with respect to base salary, the MIP and long-term incentive target awards.

BASE SALARY

General Principle	Specific Approach

A competitive salary provides a necessary element of stability. Base salary should recognize individual performance, market value of a position and the executive officer’s tenure, experience, responsibilities, contribution to the Company, and growth in his or her role.

Salary levels are intended to be reviewed annually. The Committee will consider compensation data from the Peer Group. Any increases will be based on overall performance and relative competitive market position.

MANAGEMENT INCENTIVE PROGRAM (MIP)

General Principle	Specific Approach

The MIP is designed to provide an opportunity for our executive officers to earn incentive awards tied to annual performance. The program aligns the focus of our executive officers with Company‑wide and business unit‑specific financial and operating measures. The MIP is the key compensation tool for aligning short‑term realized pay for the management team with the attainment of key operating imperatives.

The 2016 MIP was designed to emphasize financial and/or individual goals. Mr. Dearborn’s bonus opportunity was based entirely on the Company’s consolidated financial performance. For Messrs. Jimenez, Hunter and Ryan, their bonus opportunities were based 80% on consolidated financial performance and 20% on individual goals. For Ms. Xanders, her bonus opportunity was based entirely on individual goals.

Structure MIP awards to achieve competitive compensation levels when targeted performance results are achieved. Use objective formulas to establish potential MIP performance awards.

The 2016 MIP provided for an annual cash payment to participating executive officers established as a target percentage of base salary. Any MIP payment is the product of the annual base salary rate multiplied by the target base salary percentage multiplied by the MIP annual performance factor based on the approved metrics. The Committee may approve negative discretionary adjustments with respect to MIP awards for executive officers.

Overview of the MIP

2016 Internal Performance Metrics (Corporate Level)

Mr. Dearborn’s bonus opportunity was subject to the Company’s attainment of the threshold goal set by the Committee for a corporate-level metric (which measured performance across the enterprise), and his bonus amount was based entirely on the Company’s consolidated financial performance. The bonus opportunity for Messrs. Jimenez, Hunter and Ryan, and Ms. Xanders was

subject to the Company’s attainment of the same threshold goal set for the corporate‑level metric, and their bonus amounts were based on company-wide performance goals and/or individual goals tied to their respective areas of responsibility.

Performance Metric	Why this Metric
Adjusted EBITDA	Adjusted EBITDA reflects the Company’s emphasis on profitability and cost‑containment and is a measure of total operating performance of the enterprise.

The Company uses the same Adjusted EBITDA definition and calculation used for financial reporting purposes, which is net income before equity in earnings of unconsolidated affiliates, income taxes, loss on early debt extinguishment, interest expense, other (expense) income, realized gain (loss) on investments, reorganization items, depreciation and amortization, net income attributable to non-controlling interests, and other items that the Company does not consider in the evaluation of ongoing operating performance. These items include stock-based compensation expense, restructuring charges, transaction expenses, and certain other charges and gains that the Company does not believe reflects the underlying business performance (including spin-related costs).

2016 Internal Performance Metric Attainment and Payout Design

We pay for MIP performance that clearly demonstrates substantial achievement of plan goals. The Committee set the goals for our Adjusted EBITDA metric. The threshold Adjusted EBITDA level of $172.5 million (after the effect of MIP payouts) had to be exceeded in order for any MIP bonus to be earned. If Adjusted EBITDA (after the effect of MIP payouts) was less than $172.5 million, no MIP bonus would be earned. The plan design also was weighted towards performance above target. Performance at target yielded a payout of the full targeted bonus amount as outlined in the table below. The overall MIP award was capped at 200%. Results between points were interpolated.

	Adjusted EBITDA (After the Effect of MIP) ($ millions)	MIP Payout %
Target	$172.5	100%
Max	$203.5	200%

2016 MIP Performance Target and Performance

The Committee established 2016 MIP performance targets for the Named Executive Officers based on the performance metrics and the Company’s annual operating plan, taking into consideration the Company’s aspirational business and strategic goals. Successful attainment is achievable only if the Company performs at the established level. Goals are set to be attainable but yet to stretch an executive officer to perform at a high level.

2016 Target MIP Award Percentage of Base Salary

The following table shows the performance metrics and target award percentage of base salary for each Named Executive Officer under the 2016 MIP.

		Target
		Award
		Percentage
		of Base
Named Executive Officer(1)	Metric	Salary
Justin C. Dearborn	Adjusted EBITDA	70%
Terry Jimenez	Adjusted EBITDA (80%) and Individual Goals (20%)	75%
Timothy E. Ryan	Adjusted EBITDA (80%) and Individual Goals (20%)	100%
Julie K. Xanders	Individual Goals (100%)	50%
Tony W. Hunter	Adjusted EBITDA & Revenue (National Revenue and Recruitment Revenue) (80%) and Individual Goals (20%)	100%

(1)

Mr. Griffin and Ms. Martin are not included in the table above because their employment terminated prior to implementation of the 2016 MIP. Pursuant to their respective employment agreements, they received a bonus amount, prorated based on their respective period of employment in 2016.

Actual 2016 MIP Awards

In determining 2016 MIP awards, the Committee based the calculations on the MIP performance goals established by the Committee. The percentage of target performance for each applicable Named Executive Officer based on financial performance and individual goals is shown in the table above.

In February 2017, the Committee determined that the Company attained a level of Adjusted EBITDA performance that exceeded the 2016 MIP’s threshold for earning awards. The Committee determined the 2016 MIP awards for each of Messrs. Dearborn, Jimenez, Hunter, and Ryan and Ms. Xanders based on the actual financial performance of the Company and/or their level of achievement of their respective individual goals.

Reflected in the table below are the target financial goals, actual performance achieved, and percentage of target bonus earned for such performance by Messrs. Dearborn, Jimenez, Hunter and Ryan. Ms. Xanders’ 2016 MIP goals were based entirely on her individual goals.

Financial Goals for Messrs. Dearborn, Jimenez, Ryan
	Target	Achievement
	(millions)	(millions)	Payout %
Adjusted EBITDA	$172.5	$180.5	125.7

Executive Name	Weighting
Justin C. Dearborn	100%
Terry Jimenez	80%
Timothy E. Ryan	80%

Financial Goals for Mr. Hunter
	Target	Achievement
	(millions)	(millions)	Payout %
Adjusted EBITDA	$172.5	$180.5	125.7
National Advertising Revenue	$191.1	$191.7	100
Recruitment Advertising Revenue	$31.0	$25.7	—

Executive Name	Weighting
Tony W. Hunter (former)	80%

Individual Goals

Executive Name	Weighting
Terry Jimenez (1)	20%
Timothy E. Ryan (2)	20%
Julie K. Xanders (3)	100%
Tony W. Hunter (former ) (4)	20%

(1)	Mr. Jimenez’s individual goals relate to his oversight and management of the Company’s financial organization and related functions.

(2)	Mr. Ryan’s individual goals relate to the oversight and management of the troncM segment.

(3)	Ms. Xanders’ individual goals relate to her oversight and management of the Company’s legal department and related functions.

(4)

Mr. Hunter’s individual goals relate to his oversight and management of the Company’s investment in Nucleus Marketing Solutions, LLC and certain of the Company’s relationships with third party industry organizations.

Based on the Company’s Adjusted EBITDA performance, Messrs. Jimenez, Hunter and Ryan and Ms. Xanders were eligible for MIP awards equal to up to 120.6% of their respective target bonus amounts, and Mr. Dearborn was eligible for an MIP award equal to 125.7% of his target bonus amount. After discussions between Mr. Dearborn and the Chair of the Committee where Mr. Dearborn expressed interest in receiving the same percentage bonus as the other executives, it was determined that he would be awarded an MIP award equal to 120.6% of his target bonus amount in order for his payout percentage to be in line with the maximum payout percentage of the other executives. 2016 MIP awards for the Named Executive Officers are included in the 2016 Summary Compensation Table below in the “Non‑Equity Incentive Plan Compensation” column.

Long‑Term Incentive Awards Program

The Company’s long‑term incentive award program for senior executives has two components, each of which directly tied long‑term compensation to long‑term value creation and stockholder return:

•	Restricted stock unit awards, and

•	Non‑qualified stock option awards.

In July 2016, the Committee awarded restricted stock units and non‑qualified stock options to Messrs. Hunter and Ryan. The value and mix of their respective awards were based on the terms of their respective employment agreements. The grants awarded to Messrs. Hunter and Ryan are subject to a four-year vesting schedule.

In August 2016, the Committee awarded restricted stock units and non‑qualified stock options to Messrs. Dearborn and Jimenez. They joined the Company earlier in 2016. The Committee delayed awarding equity grants to the executive officers until stockholder approval of the amended Omnibus Incentive Plan was received at the 2016 Annual Meeting of Stockholders. The Committee granted the equity awards in consultation with the Compensation Consultant in order to align the interests of senior management with the interests of the Company’s stockholders and for the Company to remain competitive in attracting and retaining talent. The grants awarded to Messrs. Dearborn and Jimenez are subject to a three-year vesting schedule. The Committee intends for the equity grants awarded to Messrs. Dearborn and Jimenez to serve as the sole long-term equity incentive program for them until 2019.

In October 2016, the Committee awarded restricted stock units to Ms. Xanders. The number of restricted stock units awarded to Ms. Xanders equaled the number of restricted stock units awarded to each of Messrs. Hunter and Ryan in July 2016. The grant awarded to Ms. Xanders is subject to a four-year vesting schedule.

Restricted Stock Unit Component

Grants of restricted stock units provide Named Executive Officer with stock ownership of unrestricted shares after the restriction lapses. Executive officers received restricted stock unit awards in 2016 because, in the judgment of the Committee and based on management recommendations, these individuals were in positions most likely to assist in the of the Company’s long‑term value creation goals and to create stockholder value over time. The Committee reviewed all proposed grants of restricted stock units for executive officers prior to award.

Key elements of the 2016 restricted stock unit program were:

•

Restricted stock units provide the same economic risk or reward as restricted stock, but recipients do not have voting rights and do not receive cash dividends during the restriction period. Dividend equivalents are accrued and paid in cash upon vesting of the restricted stock units. Vested restricted stock units are settled in shares.

•	Restricted stock units are subject to a three-year or four‑year restriction period and will vest in three or four equal installments, as applicable.

In certain cases, such as for new hires or to facilitate retention, selected employees may receive restricted stock units subject to different vesting terms.

Non‑Qualified Stock Options Component

Non‑qualified stock options permit optionees to buy the Company’s common stock in the future at a price equal to the common stock’s value on the date the option was granted, which is the option exercise price.

Key elements of the 2016 non‑qualified stock option program were:

•	The option exercise price of stock options awarded was the Nasdaq closing price of the Company’s common stock on the date the award was approved by the Committee.

•	The options will vest in three or four equal annual installments.

•	Options cannot be exercised prior to vesting.

•	The options expire seven years after the grant date.

•	The Omnibus Incentive Plan prohibits the repricing of, or exchange of, stock options that are priced below the prevailing market price with lower‑priced stock options without stockholder approval.

The following table provides an overview of some of the main characteristics of restricted stock units and non‑qualified stock options.

Restricted Stock Units	Non‑Qualified Stock Options
A restricted stock unit award is a promise to deliver to the recipient, upon vesting, shares of the Company’s common stock.	Non‑qualified stock options provide the opportunity to purchase the Company’s common stock at a specified price called the “exercise price” at a future date.

Holders of restricted stock units are not entitled to vote the shares and do not receive cash dividends during the restriction period. Dividend equivalents are paid in cash upon the vesting of restricted stock units.

Stock option holders do not receive dividends on shares underlying options and cannot vote their shares.

Restricted stock units have intrinsic value on the day the award is received and retain some realizable value even if the share price declines during the restriction period, so each provides strong employee retention value.

Non‑qualified stock options increase focus on activities primarily related to absolute share price appreciation. The Company’s non‑qualified stock options will expire seven years after their grant date. If the value of the Company’s common stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the option exercise price and the price of the stock on the exercise date. If the value of the Company’s common stock fails to increase or declines, the stock option has no realizable value. Stock options provide less retention value than restricted stock units because stock options have realizable value only if the share price appreciates over the option exercise price before the options expire.

The Committee determined allocations among restricted stock units and non‑qualified stock options based on the view that a balanced award of restricted stock units and non‑qualified stock options provides a combination of incentives for absolute share price appreciation. The Committee selected vesting terms for restricted stock units and stock options taking into consideration the historical vesting terms of equity awards granted by TCO.

Stock Ownership Guidelines

In order to further align the interests of the Company’s executive officers and directors with those of its stockholders, in March 2017, the Committee recommended to the Board of Directors, and the Board of Directors adopted, stock ownership guidelines that cover executive officers and directors of the Company. Pursuant to the guidelines, the Company’s executive officers and directors are required to maintain the following levels of equity in the Company: Chief Executive Officer, five times base salary; Chief Financial Officer, three times base salary; other executive officers, one times base salary; and directors, $210,000 (which is three times the amount of their annual cash retainer prior to the director compensation program changing to an all stock program). For purposes of determining an individual’s ownership level, shares held outright, unvested restricted stock units and deferred stock units are included in the calculation. The covered individuals have five years to achieve the required ownership level.

Severance Plan Arrangements

The employment agreements with each of the Named Executive Officers provide for a specified severance payment in the case of certain termination events. The Company’s current form of executive employment agreement does not provide for a severance payment upon a change of control. In connection with the separation of Messrs. Griffin and Hunter and Ms. Martin in 2016, they were paid severance payments in accordance with the terms of their respective employment agreements. The severance‑related terms of the employment agreements with the Named Executive Officers and the severance guidelines are described in more detail in “Named Executive Officer Compensation—Potential Payments Upon Termination or Change in Control.”

In February 2016, the outstanding restricted stock units and stock options held by Messrs. Ryan, Griffin and Hunter, and Mses. Xanders and Martin were amended to provide for full acceleration of the unvested shares in the event of a termination of employment without cause following a change of control as defined in their respective employment agreements. The 2016 equity grants awarded to Messrs. Dearborn, Jimenez, Ryan and Hunter included a similar provision.

Employee Benefits and Perquisites

Our Named Executive Officers are eligible for the same benefits as full‑time employees generally, including life, health, and disability insurance and defined contribution retirement benefits. We do not offer supplemental executive benefits of any kind, and perquisites are not a material item of our compensation program.

In connection with the relocation of Mr. Dearborn from Chicago, Illinois to Los Angeles, California in 2016, the Committee approved a relocation package to cover some of his expenses. In addition, he was provided with temporary housing and a rental car for up to four months. Certain of his relocation payments were subject to a tax gross-up adjustment. The actual amounts paid are included in the 2016 Summary Compensation Table below in the “All Other Compensation” column. All or half of the foregoing amounts will be subject to repayment if his employment is terminated for cause or he resigns without good reason prior to the two- or three-year anniversary of his hire date, respectively. If his employment is terminated on or prior to February 21, 2018 by the Company without cause or by Mr. Dearborn for good reason, the Company will provide a return home allowance for expenses associated with his relocating back to Chicago.

Recoupment Policy

The Company has an Executive Compensation Clawback Policy that provides for recoupment of performance‑based compensation in the event of a restatement of the Company’s financial statement. This would include any performance‑based cash incentive and bonus awards and performance‑based equity compensation. If the Committee determines that the amount of any performance‑based compensation actually paid or awarded to the executive officer would have been a lower amount had it been calculated based on the restated financial statement, the Committee may, to the extent permitted by applicable law, seek recoupment from that executive officer of such excess amount of compensation previously paid or awarded after a review of all relevant facts and circumstances. The Named Executive Officers are covered by this policy.

Consideration of Tax and Accounting Impacts

The Committee may consider tax and accounting implications in designing the Company’s compensation programs. However, the Committee believes that in establishing the compensation programs for our executive officers, the potential tax and accounting implications of those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.

Risk Assessment of Executive Officer Compensation

The Committee believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. First, long‑term equity awards tied to the market price of our common stock represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our stockholders in increasing stockholder value. In addition, a substantial portion of the equity awards is in the form of restricted stock units. The use of such restricted stock units mitigates the potential risk that stock options might otherwise pose to risk taking in the short term. Restricted stock units provide varying levels of compensation as the market price of our common stock fluctuates over time, and they are less likely to contribute to excessive risk taking. Furthermore, the equity awards, whether in the form of stock options or restricted stock unit awards, generally will vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long‑term performance. Additionally, because equity awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if our business is not managed to achieve its long‑term goals. Secondly, under the 2016 MIP, an individual bonus amount is established for each executive officer at each level of potential goal attainment. Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of the participant’s base salary. Accordingly, our overall compensation structure is not overly‑weighted toward short‑term incentives, and the Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short‑term incentives that might encourage excessive risk taking.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Corporate Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation, Nominating and Corporate Governance Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation, Nominating and Corporate Governance Committee

Richard A. Reck, Chairperson

Carol Crenshaw

Philip G. Franklin

Donald Tang

NAMED EXECUTIVE OFFICER COMPENSATION

2016 Summary Compensation Table

The following table shows for the fiscal year ended December 25, 2016, compensation earned by our Chief Executive Officer and former Chief Executive Officer, our Chief Financial Officer and former Chief Financial Officer, the other three most highly compensated individuals who served as executive officers as of December 25, 2016, and the individuals who would have been among the most highly compensated executive officers if they had remained employed as of December 25, 2017 (collectively, the “Named Executive Officers”).

						NonEquity
				Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total
Justin C. Dearborn(4)	2016	$450,000	$—	$5,576,250	$1,345,500	$506,455	$244,632	$8,122,837
Chief Executive Officer

Terry Jimenez(5)	2016	$306,923	$—	$2,788,125	$672,750	$379,841	$6,865	$4,154,504
EVP/Chief Financial Officer

Timothy E. Ryan	2016	$625,000	$—	$275,010	$275,000	$753,653	$160,274	$2,088,937
President of Publishing	2015	$485,769	$—	$139,280	$23,698	$318,120	$301,089	$1,267,956
	2014	$425,000	$265,522	$192,000	$32,690	$204,000	$11,071	$1,130,283

Julie K. Xanders	2016	$430,000	$—	$334,152	$—	$259,257	$10,600	$1,034,009
EVP/General Counsel

John H. Griffin, Jr.(6)	2016	$303,846	$—	$—	$—	$249,315	$1,456,177	$2,009,338
Former President and Chief Executive Officer	2015	$1,000,000	$—	$750,005	$750,002	$760,000	$10,600	$3,270,607
	2014	$712,971	$577,496	$749,990	$750,002	$357,534	$11,362	$3,159,355

Tony W. Hunter(7)	2016	$625,000	$—	$275,010	$275,000	$625,000	$57,800	$1,857,810
Former President of National Revenue and	2015	$625,000	$100,000	$239,283	$245,098	$213,750	$9,615	$1,432,746
Strategic Initiatives	2014	$625,000	$523,519	$249,600	$116,750	$625,000	$9,923	$2,149,792

Sandra J. Martin(8)	2016	$132,308	$—	$—	$—	$118,273	$453,029	$703,610
Former Executive Vice President Chief Financial Officer	2015	$367,500	$—	$250,240	$149,765	$226,650	$10,600	$1,004,755

(1)

Amounts reflect the aggregate grant date fair value of awards granted during the fiscal year ended computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officers. Assumptions used in the calculation of these amounts are described in notes 3 and 16 to the Company’s audited financial statements included in the Annual Report.

(2)	Amounts reflect the payouts under the management incentive program, which are described in the “Compensation Discussion and Analysis” section of this proxy statement.

(3)

Amounts include the following 401(k) retirement plan matching contributions for the Named Executive Officers: Mr. Dearborn, $10,600; Mr. Jimenez, $6,865; Mr. Ryan, $10,600; Ms. Xanders, $10,600; Mr. Griffin, $10,600; Mr. Hunter, $10,600; and Ms. Martin, $5,699. With respect to Mr. Dearborn, the amount also includes the following related to his relocation from Chicago to Los Angeles: (a) a permanent housing allowance of $175,000; and (b) temporary housing and rental car allowances of $34,800, which were increased by $24,232 to a total of $59,032 after the tax gross-up adjustment. With respect to Mr. Ryan, the amount also includes the following related to his relocation from Baltimore to Los Angeles: an allowance for permanent housing of $87,000, which was increased by $62,674 to $149,674 after the tax gross-up adjustment. With respect to Mr. Griffin, the 2016 amount also includes $1,430,769 in severance payments, a health benefit payment of $9,996, and a payment of $4,812 for his earned but unused vacation accrual. With respect to Mr. Hunter, the 2016 amount also includes a payment of $47,200 for his earned but unused vacation accrual. With respect to Ms. Martin, the 2016 amount also includes a severance payment of $440,000 and a payment of $7,330 for her earned but unused vacation accrual.

(4)	Mr. Dearborn was hired in February 2016. His annual rate of base salary is $600,000.

(5)	Mr. Jimenez was hired in April 2016. His annual rate of base salary is $420,000.

(6)	Mr. Griffin’s employment with the Company terminated in March 2016.

(7)	Mr. Hunter’s employment with the Company terminated in December 2016.

(8)	Ms. Martin’s employment with the Company terminated in April 2016.

2016 Grants of Plan‑Based Awards Table

The following table shows (1) equity awards granted to our Named Executive Officers under the Omnibus Incentive Plan and (2) non‑equity incentive plan compensation opportunities granted to our Named Executive Officers under our management incentive plan, during the fiscal year ended December 25, 2016.

					All			Grant
					Other			Date
					Stock	All Other		Fair
					Awards:	Option		Value
					Number	Awards:	Exercise	of
		Estimated Future Payouts			of	Number of	or Base	Stock
		Under NonEquity			Shares	Securities	Price of	and
		Incentive Plan Awards(1)			of Stock	Underlying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($ / share)	($)
Justin C. Dearborn	8/2/2016				375,000			5,576,250
	8/2/2016					225,000	14.87	1,345,500
		5,460	420,000	840,000
Terry Jimenez	8/2/2016				187,500			2,788,125
	8/2/2016					112,500	14.87	672,750
		4,095	315,000	630,000
Julie K. Xanders	10/25/2016				19,714			334,152
		2,795	215,000	430,000
Timothy E. Ryan	7/11/2016				19,714			275,010
	7/11/2016					48,077	13.95	275,000
		8,125	625,000	1,250,000
Tony W. Hunter	7/11/2016				19,714			275,010
	7/11/2016					48,077	13.95	275,000
		8,125	625,000	1,250,000

(1)

These columns show the threshold, target and maximum payouts under the 2016 management incentive program, which is described in the “Compensation Discussion and Analysis” section of this proxy statement.

Employment Agreements

The Company has entered into employment agreements with our Named Executive Officers as described below. Each agreement provides for certain payments and benefits to the executive upon separation from us as described below in “Potential Payments Upon Termination or Change in Control.” Each agreement also contains certain restrictive covenants for our benefit and requires the executive to maintain the confidentiality of our confidential information. The equity awards described in each agreement will be subject to such other terms as set forth in the Omnibus Incentive Plan and applicable award agreements.

Justin C. Dearborn

On February 22, 2016, in connection with the appointment of Mr. Dearborn as the Company’s Chief Executive Officer, a subsidiary of the Company, entered into an employment agreement with Mr. Dearborn. The term of the employment agreement will expire on February 21, 2018. Pursuant to his employment agreement, Mr. Dearborn will receive an annual base salary of $600,000. He also will be entitled to receive an annual cash bonus with a target of 70% of base salary.

Terry Jimenez

In connection with the appointment of Mr. Jimenez as the Company’s Executive Vice President and Chief Financial Officer, a subsidiary of the Company entered into an employment agreement with Mr. Jimenez effective as of April 4, 2016.  The term of the employment agreement will expire on April 3, 2018. Pursuant to his employment agreement, Mr. Jimenez will receive an annual base salary of $420,000. He also will be entitled to receive an annual cash bonus with a target of 75% of base salary.

Timothy E. Ryan

Effective September 8, 2015, a subsidiary of the Company entered into an employment agreement with Mr. Ryan. The term of the employment agreement will expire on October 6, 2018. Pursuant to his employment agreement, Mr. Ryan will receive an annual base salary of $625,000. He also will be entitled to receive an annual cash bonus with a target of 100% of base salary. The Company paid Mr. Ryan $75,000 for relocation expenses, all or half of which will be subject to repayment if his employment is terminated for cause or he resigns without good reason prior to the one- or two-year anniversary of the employment agreement, respectively. Mr. Ryan received a housing allowance of $175,000 in 2015 and $87,000 in 2016. In addition, the Company provided Mr. Ryan with temporary housing and a rental car for four months. Mr. Ryan’s employment agreement also provides that for 2016, 2017 and 2018, subject to his continued employment, he will receive annual equity grants having an aggregate fair market value of $550,000 on the grant date, of which half of the value of the award will be stock options and half restricted stock units.

Julie K. Xanders

Effective January 4, 2016, a subsidiary of the Company entered into an employment agreement with Ms. Xanders.  The term of the employment agreement will expire on January 3, 2018. Pursuant to her employment agreement, Ms. Xanders will receive an annual base salary of $430,000 for 2016 and $465,000 for 2017. She also will be entitled to receive an annual cash bonus with a target of 50% of base salary.

John H. Griffin, Jr.

On March 3, 2014, a subsidiary of the Company entered into an employment agreement with Mr. Griffin in connection with his hire as our Chief Executive Officer and President. The initial term of the employment agreement would have expired on March 31, 2017. Mr. Griffin’s appointment as our Chief Executive Officer, President and a director ended on February 22, 2016, and his employment terminated on March 31, 2016. Pursuant to his employment agreement, Mr. Griffin received an initial annual base salary of $1,000,000. He also was entitled to receive an annual cash bonus with a target of 100% of base salary. Mr. Griffin’s employment agreement provided that beginning with 2014 and through the term of his employment agreement, he would receive annual grants of equity awards having an aggregate fair market value of $1,500,000 based on the fair market value on the grant date.

Sandra J. Martin

Effective January 4, 2016, a subsidiary of the Company entered into an employment agreement with Ms. Martin. The term of the employment agreement would have expired on January 3, 2018. Ms. Martin’s employment terminated on April 15, 2016. Pursuant to the employment agreement, for 2016, Ms. Martin’s annual rate of base salary was $440,000 and her target cash bonus percentage was 75% of base salary.

Tony W. Hunter

Effective August 24, 2015, a subsidiary of the Company entered into an employment agreement with Mr. Hunter. The term of the employment agreement would have expired on August 23, 2018. Mr. Hunter’s employment terminated on December 23, 2016. Pursuant to his employment agreement, Mr. Hunter’s annual rate of base salary was $625,000 and his target cash bonus percentage was 100% of base salary.

2014 Omnibus Incentive Plan

Long‑term incentives awarded in 2016 to our Named Executive Officers consisted of equity compensation in the form of restricted stock unit awards and stock options. The restricted stock units and the stock options vest in three or four equal annual installments. The term of the stock options is seven years. The exercise price for the stock options is equal to the closing price on the date of grant.

2016 Outstanding Equity Awards at Fiscal Year‑End Table

The following table shows the outstanding stock options and unvested stock awards held by each Named Executive Officer as of December 25, 2016.

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market
		Securities	Securities			Shares or	Value of
		Underlying	Underlying			Units of	Shares or
		Unexercised	Unexercised			Stock That	Units of
		Options	Options	Option	Option	Have Not	Stock That
		(#)	(#)	Exercise	Expiration	Vested	Have Not
Name(1)	Grant Date	Exercisable	Unexercisable(2)	Price(3)	Date	(#)(4)	Vested(5)
Justin C. Dearborn	8/2/2016	—	225,000	$14.87	8/2/2023	375,000	$5,156,250

Terry Jimenez	8/2/2016	—	112,500	$14.87	8/2/2023	187,500	$2,578,125

Timothy E. Ryan	5/7/2013	18,534	6,178	$14.02	5/7/2023	2,276	$31,295
	8/29/2014	3,500	3,500	$19.20	8/29/2021	5,000	$68,750
	3/9/2015	1,400	4,200	$17.41	3/9/2022	6,000	$82,500
	7/11/2016	—	48,077	$13.95	7/11/2023	19,714	$271,068

Julie K. Xanders	5/7/2013	4,725	1,576	$14.02	5/7/2023	1,742	$23,953
	8/29/2014	3,500	3,500	$19.20	8/29/2021	5,000	$68,750
	3/9/2015	1,750	5,250	$17.41	3/9/2022	7,013	$96,429
	10/25/2016	—	—			19,714	$271,068

Tony W. Hunter	5/7/2013	30,286	15,144	$14.02	3/23/2017	5,576	$76,670
	8/29/2014	12,500	6,250	$19.20	3/23/2017	3,250	$44,688
	3/9/2015	14,316	14,316	$17.41	3/23/2017	3,436	$47,245
	7/11/2016	—	12,019	$13.95	3/23/2017	4,928	$67,760

(1)	Mr. Griffin and Ms. Martin are not included in the above table because they did not have any outstanding stock options or unvested stock awards as of December 25, 2016.

(2)

The stock option awards granted in 2014, 2015 and 2016 were pursuant to the Company’s Omnibus Incentive Plan. The 2014 and 2015 awards vest over four years in equal installments on March 1st of each year following the grant until the option is fully vested. The 2016 awards granted to Messrs. Dearborn and Jimenez vest over three years in equal installments on each anniversary of the grant date until their options are fully vested, and the 2016 awards granted to Messrs. Ryan and Hunter vest over four years, in equal installments on each anniversary of March 1st until the option is fully vested. Each stock option award has a term of seven years. Vesting is subject to continued service. Stock options with a grant date of May 7, 2013 for Messrs. Hunter and Ryan and Ms. Xanders were granted pursuant to the Tribune Media Company 2013 Equity Incentive Plan and converted to the Company’s stock options under the Omnibus Incentive Plan and have a term of ten years.

(3)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.

(4)

The RSUs were granted pursuant to the Omnibus Incentive Plan. The awards granted in 2014 and 2015 vest over four years in equal installments on March 1st of each year following the grant until the award is fully vested. The 2016 awards granted to Messrs. Dearborn and Jimenez vest over three years in equal installments on each anniversary of the grant date until their awards are fully vested, and the 2016 awards granted to Messrs. Ryan and Hunter vest over four years, in equal installments on each anniversary of March 1st until the award is fully vested. The 2016 award granted to Ms. Xanders vests over four years in equal installments on each anniversary of the grant date until the award is fully vested. Vesting is subject to continued service. RSUs with a grant date of May 7, 2013 for Messrs. Hunter and Ryan and Ms. Xanders were granted pursuant to the Tribune Media Company 2013 Equity Incentive Plan and converted to the Company’s RSUs under the Omnibus Incentive Plan.

(5)	Market value was determined by multiplying the number of RSUs by $13.75 (the closing price of the Company’s common stock on December 23, 2016, the last day of trading in fiscal year 2016).

2016 Option Exercises and Stock Vested Table

The following table shows, for the fiscal year ended December 25, 2016, the restricted stock units vested for the Named Executive Officers. No stock options were exercised by the Named Executive Officers during the fiscal year ended December 25, 2016.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(1)
Justin C. Dearborn	—	—	—	—
Terry Jimenez	—	—	—	—
Timothy E. Ryan	—	—	6,775	57,588
Julie K. Xanders	—	—	6,577	55,905
John H. Griffin, Jr.	—	—	41,070	327,739
Tony W. Hunter	—	—	12,261	104,219

(1)	Based on the closing price of the Company’s common stock on the vesting date.

Elements of Post‑Termination Compensation and Benefits

Employment Agreements

The Company (or a subsidiary thereof) has employment agreements with each of our executive officers. The employment agreements provide for certain payments and benefits to the executive officer upon the executive officer’s separation from us as described below in “Potential Payments Upon Termination or Change in Control”. In March, April and December 2016, the employment of Mr. Griffin, Ms. Martin, and Mr. Hunter, respectively, terminated. The benefits paid or payable to these individuals are described below in “Potential Payments Upon Termination or Change of Control”.

Change in Control Provisions for Equity Awards

Change in Control Provisions in the Omnibus Incentive Plan.

The Omnibus Incentive Plan is administered by the Compensation, Nominating and Corporate Governance Committee or such other committee as our Board may from time to time designate (the “Plan Committee”). Upon a change in control, no cancellation, acceleration of exercisability or vesting, lapse of any restricted period or settlement or other payment will occur with respect to any outstanding awards, if the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that such outstanding awards will be honored or assumed or new rights substituted therefor (such honored, assumed or substituted awards, “Alternative Awards”). Alternative Awards must provide a participant with substantially equivalent rights and entitlements and provide for accelerated vesting in the event a participant’s employment is terminated without “cause” within 12 months after the change in control.

If the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that no Alternative Awards will be provided, then, (A) each outstanding option and stock appreciation right (“SAR”) will vest and be canceled in exchange for a cash payment equal to (x) the excess, if any, of the change in control price over the exercise price of such option or SAR, multiplied by (y) the aggregate number of shares of common stock covered by such award; (B) each outstanding performance award with a performance cycle in progress at the time of the change in control shall be deemed to be earned and become vested and paid out based on the performance goals achieved as of the date of the change in control (which performance goals shall be pro‑rated, if necessary or appropriate, to reflect the portion of the performance cycle that has been completed), and all other performance awards shall terminate and be forfeited upon consummation of the change in control; (C) cash awards that are vested but unpaid shall be paid in cash; and (D) each outstanding restricted stock, RSU and other stock‑based awards shall vest, the restricted period (if any) on all such outstanding awards shall lapse and shares of common stock issued or the awards may be canceled in exchange for a cash payment equal to (x) the change in control price, multiplied by (y) the aggregate number of shares of common stock covered by such award; provided, however that no award that is subject to Section 409A of the Code shall be canceled in exchange for a cash payment unless such payment may be made without the imposition of any additional taxes or interest under Section 409A of the Code.

If the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that no Alternative Awards will be provided, then the Plan Committee may determine, in its discretion, to cancel some or all awards in exchange for a cash payment based on the change in control price or may, in its discretion, accelerate the exercisability or vesting or lapse of any restricted period with respect to all or any portion of any outstanding award.

Awards to Executives Under the Omnibus Incentive Plan.  As of December 25, 2016, the Compensation, Nominating and Corporate Governance Committee had granted stock options and restricted stock unit awards under the Omnibus Incentive Plan to all of our Named Executive Officers. The awards granted provide for accelerated vesting as follows:

•

Death or Disability. Upon termination of employment of the executive officer by reason of death or disability, the unvested portion of the award will vest in full and stock options will remain exercisable for one year following the termination of employment, but not later than the expiration of the stock options.

•

Change in Control. If the executive officer will not receive an Alternative Award satisfying the conditions set forth in the Omnibus Incentive Plan, in the event of a change in control occurring prior to the applicable vesting date, the unvested portion of the award will vest in full and in the case of stock options, if so directed by the Plan Committee, will be cancelled in exchange for a payment equal to the excess, if any, of the price paid for a share of common stock in the transaction resulting in the change in control over the applicable exercise price.

In February 2016, the outstanding restricted stock units and stock options held by Messrs. Ryan, Griffin, Hunter, and Mses. Xanders and Martin were amended to also provide for full acceleration of the unvested shares in the event of a termination of employment without cause following a change in control as defined in their respective employment agreements. The equity grants awarded to Messrs. Dearborn, Jimenez, Ryan, and Hunter in 2016 include a similar provision.

Potential Payments Upon Termination or Change in Control

The employment agreements with each of our executive officers provide for certain payments and benefits upon a separation from us. To the extent applicable, “cause” and “good reason” are defined in the employment agreements.

Justin C. Dearborn

Pursuant to Mr. Dearborn’s employment agreement, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, the following severance: (i) the lump sum amount equal to the base salary remaining due under the term of his employment agreement, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment.

Terry Jimenez

Pursuant to Mr. Jimenez’s employment agreement, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, the following severance: (i) an amount equal to his base salary remaining due under the term of his employment agreement, payable in bi-weekly installments, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment.

Timothy E. Ryan

Pursuant to Mr. Ryan’s employment agreement, if the Company terminates his employment without cause prior to a change in control or he resigns for good reason other than due to a change in control, subject to his execution and non-revocation of a release of claims, we will pay him, in addition to his previously-accrued compensation, severance equal to the following: 12 months of his base salary, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination. If the Company terminates Mr. Ryan’s employment without cause on or after a change in control or he resigns for good reason due to a change in control, subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, severance equal to the following: (i) in the case of a change in control of Tribune Publishing Company, LLC or the Company, 12 months of his base salary and one year of his annual targeted bonus amount, or (ii) in the case of a change in control of Los Angeles Times Communications LLC, 24 months of his base salary and two years of his annual targeted bonus amount, plus, in either case, any unpaid incentive bonus for the preceding year. Also, whether such termination is in connection with a change in control or not. A portion of any equity awards granted under his employment agreement that were then unvested but would have vested in the ordinary course over the one-year period following his termination of employment would become vested.

Julie K. Xanders

Pursuant to Ms. Xanders’ employment agreement, if the Company terminates her employment without cause (and other than due to death or disability) or she resigns for good reason, subject to her execution and non-revocation of a release of claims, we will pay her, in addition to her previously-accrued compensation, severance equal to the following: 12 months of her base salary in a lump sum, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination.

John H. Griffin, Jr.

Mr. Griffin’s employment terminated in March 2016. Pursuant to his employment agreement, if we terminated Mr. Griffin’s employment without cause (and other than due to death or disability) or he resigns for good reason or we did not renew his employment agreement for a term of at least one year on substantially equivalent terms, subject to his execution and non‑revocation of a release of claims, we would pay him, in addition to his previously‑accrued compensation, severance of $2,000,000 over a 12 month period, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination, and a portion of any equity awards granted under his employment agreement that were then unvested but would have vested in the ordinary course over the one-year period following his termination of employment would become vested.  In addition, we would bear the cost we would otherwise pay during such period for him to continue his health and dental insurance benefits, at active employee rates (until he otherwise becomes eligible for comparable coverage under another employer’s benefit plans).

Tony W. Hunter

Mr. Hunter’s employment terminated in December 2016. Pursuant to Mr. Hunter’s employment agreement, if we terminated his employment without cause (and other than due to death or disability) or he resigned for good reason (which may include a change in control), subject to his execution and non-revocation of a release of claims, we would pay him, in addition to his previously-accrued compensation, severance equal to the following: 12 months of his base salary, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination.

Sandra J. Martin

Ms. Martin’s employment terminated in April 2016. Ms. Martin’s employment agreement provided that if the Company terminated her employment without cause (and other than due to death or disability) or she resigned for good reason, subject to her execution and non-revocation of a release of claims, we would pay her, in addition to her previously-accrued compensation, severance equal to the following: 12 months of her base salary in a lump sum, any unpaid incentive bonus for the preceding year, plus a prorated incentive bonus for the year of termination.

Estimated Payments Upon Termination or Change in Control at Year End Table

The following table shows the estimated incremental compensation for Messrs. Dearborn, Jimenez, and Ryan and Ms. Xanders as of December 25, 2016 in the event a termination or change in control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred. The table does not include an amount with respect to stock option acceleration because the exercise price of outstanding stock options exceeded the closing price of the Company’s common stock on December 23, 2016, the last day of trading in fiscal year 2016. In addition, the table does not include pro rata incentive bonuses for the year of termination because December 25, 2016 was the last day of the fiscal year and the incentive amounts for 2016 are set forth in the Non-Equity Incentive Plan Compensation column of the 2016 Summary Compensation Table. Actual amounts payable can only be determined at the time of termination or change in control.

		Before Change of	On or After
		Control	Change of
		Termination	Control
		Without Cause or	Termination
Name	Benefit	for Good Reason	Without Cause (1)
Justin C. Dearborn	Cash Severance	$695,343	$695,343
	RSU Acceleration(2)	$—	$5,156,250
	Total	$695,343	$5,851,593

Terry Jimenez	Cash Severance	$533,918	$533,918
	RSU Acceleration(2)	$—	$2,578,125
	Total	$533,918	$3,112,043

Timothy E. Ryan	Cash Severance	$625,000	$1,250,000	(3)
	RSU Acceleration(2)	$160,930	$453,613
	Total	$785,930	$1,703,613

Julie K. Xanders	Cash Severance	$430,000	$430,000
	RSU Acceleration(2)	$—	$460,199
	Total	$430,000	$890,199

(1)

RSU acceleration and stock option acceleration upon a change in control require termination of employment without cause or resignation for good reason if the awards are assumed or substituted; however, the awards will vest upon a change of control if the awards are not assumed or substituted. In addition all of the outstanding awards of Messrs. Dearborn, Jimenez and Ryan and the awards of Ms. Xanders other than the award to Ms. Xanders granted October 25, 2016 specifically provide for acceleration of the vesting of awards upon termination of employment without cause or resignation for good reason within specified periods of time after a change of control. The numbers in this column assume assumption of the awards and termination of employment without cause or resignation for good reason within 12 months of a change of control.

(2)	Calculated by multiplying the number of accelerated RSUs by $13.75 (the closing price of the Company’s common stock on December 23, 2016).

(3)

Represents cash severance amount payable in the event of a termination of employment following a change in control of the Company. In the event of a termination of employment following a change in control of California News Group, the cash severance amount payable would be $2,500,000.

Actual Payments Upon Termination Table

The following table shows the incremental compensation paid or payable to Messrs. Griffin and Hunter and Ms. Martin in connection with the termination of their employment without cause. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination event had occurred. The table also does not include any amounts with respect to stock option acceleration because the exercise price of outstanding stock options exceeded the closing price of the Company’s common stock on the date of acceleration.

		Before Change of
		Control
		Termination
Name	Benefit	Without Cause
John H. Griffin, Jr.	Cash Severance	$2,000,000
	RSU Acceleration(1)	$153,191
	MIP Payment(2)	$249,315
	Health Benefits Payment(3)	$9,996
	Total	$2,412,502

Tony W. Hunter(4)	Cash Severance	$625,000
	RSU Acceleration(1)	$232,237
	MIP Payment(2)	$743,185
	Total	$1,600,422

Sandra J. Martin	Cash Severance	$440,000
	MIP Payment(2)	$118,273
	Total	$558,273

(1)	Calculated by multiplying the number of accelerated RSUs by the closing price of the Company’s common stock on the date of acceleration.

(2)	Represents the prorated incentive bonus earned for the year of termination.

(3)	Represents a lump sum payment for the cost of COBRA benefits for a period of 12 months.

(4)

Mr. Hunter is entitled to receive up to $10,000 of outplacement services within six months of his termination date. In addition, he is continuing to receive certain benefits during his salary continuation period, the estimated value of which is $12,240.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION
OF TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors, nominees for director and executive officers are expected to disclose to our General Counsel as soon as reasonably practicable the material facts of any proposed or existing transaction, arrangement or relationship in which the Company was, is or will be a participant and such director, nominee for director or executive officer (or any immediate family member thereof as defined in the policy) had, has or will have any direct or indirect interest (other than transactions, arrangements or relationships specifically excluded as set forth in the policy). The Audit Committee of the Board has responsibility for administering this policy and may review, and recommend amendments to, this policy from time to time.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S‑K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10‑K is not required under the SEC’s related person transaction requirement, the transaction will not be deemed to be a related person transaction subject to the policy.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10‑K would be required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the Audit Committee. The Audit Committee will review and determine whether to approve or ratify the transaction.

•

The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee, in its sole discretion, may impose such terms and conditions as it deems appropriate on the Company or the related person in connection with approval of the transaction.

•

In the event that it is impracticable or undesirable to wait until an Audit Committee meeting to obtain approval or ratification of the transaction, the chairperson of the Audit Committee may approve or ratify any transaction not involving the chairperson or an immediate family member thereof, and any other member of the Audit Committee who is not involved in and does not have an immediate family member who is involved in the transaction may approve or ratify any transaction involving the chairperson or an immediate family member thereof. In such event, the chairperson or other member of the Audit Committee, as applicable, will possess delegated authority to act between Audit Committee meetings and the transaction will be disclosed to the Audit Committee. Any transaction that is material will be disclosed to the full Board.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including, without limitation: fairness to the Company; whether the terms are comparable to those generally available in arm’s‑length transactions; the business reasons for the transaction; the availability of other sources for comparable products or services; and the nature and extent of the related person’s interest in the transaction.

If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the Audit Committee will review the transaction on a regular basis (at least annually).

In the event the Audit Committee determines not to ratify a transaction that has been entered into without approval, the Audit Committee may consider additional action, in consultation with counsel, including, but not limited to, termination of the transaction on a prospective basis, rescission of the transaction or modification of the transaction in a manner that would permit it to be ratified by the Audit Committee.

Related Person Transactions

Registration Rights Agreement with Oaktree Funds and JPMorgan Entities

In connection with the Distribution, the Company, investment funds affiliated with Oaktree Capital Management, L.P. (the “Oaktree Funds”), and entities affiliated with JPMorgan Chase Bank, N.A. (the “JPMorgan Entities”) entered into a registration rights agreement (the “Oaktree JPM Registration Rights Agreement”) which granted the Oaktree Funds and the JPMorgan Entities specified demand and piggyback registration rights with respect to our common stock. Under the Oaktree JPM Registration Rights Agreement, we are required to use reasonable best efforts to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”) of our common stock as requested by the holders of our securities that are a party to the Registration Rights Agreement, at our own expense. In addition, if we determine to register our common stock under the Securities Act, such holders have the right to require us to use our reasonable best efforts to include in our registration statement shares of our common stock held by them, subject to certain limitations. The Oaktree JPM Registration Rights Agreement also provides for us to indemnify certain of our stockholders in connection with the registration of our common stock. In November 2015, we registered the shares of our common stock held by the Oaktree Funds pursuant to the Oaktree JPM Registration Rights Agreement.

Agreements with Merrick Media, LLC

On February 3, 2016, the Company entered into (a) a Securities Purchase Agreement (the “Merrick Purchase Agreement”), by and among the Company, Merrick Media, LLC (“Merrick Media”) and Michael W. Ferro, Jr. and (b) a Registration Rights Agreement (the “Merrick Registration Rights Agreement” and, together with the Merrick Purchase Agreement, the “Merrick Agreements”), by and between the Company and Merrick Media. Merrick Media beneficially owned, as of February 28, 2017, approximately 24.8% of the outstanding common stock of the Company. Mr. Ferro is the manager of Merrick Venture Management, LLC (“Merrick Management”), which is the sole manager of Merrick Media. Because Merrick Management serves as the sole manager of Merrick Media, Mr. Ferro may be deemed to indirectly control all of the shares of the Company’s common stock owned by Merrick Media.

The summaries of the Merrick Purchase Agreement and the Merrick Registration Rights Agreement are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2016 Annual Report on Form 10-K.

Securities Purchase Agreement

Pursuant to the Merrick Purchase Agreement, on February 3, 2016, the Company sold to Merrick Media in a private placement 5,220,000 unregistered shares of common stock of the Company at a purchase price of $8.50 per share, for a total of $44,370,000 in cash consideration. The shares of common stock of the Company purchased are subject to certain lockup provisions that, subject to the terms and conditions of the Merrick Purchase Agreement, prohibit certain transfers of that common stock for the first three years following the date of issuance and, thereafter, any transfers of that common stock that would result in a transfer of more than 25% of the shares purchased under the Merrick Purchase Agreement in any 12-month period. The Merrick Purchase Agreement also includes covenants prohibiting the transfer of shares of the Company’s common stock if the transfer would result in a person beneficially owning more than 4.9% of the Company’s then outstanding shares of common stock following the transfer, as well as transfers to a material competitor of the Company in any of the Company’s then-existing primary geographical markets. Merrick Media and Mr. Ferro, and their respective affiliates, are also prohibited, without the prior written approval of the Board, from acquiring additional equity of the Company if the acquisition could result in their beneficial ownership of more than 25% of the Company’s then outstanding shares of common stock. In connection with the Merrick Agreements, Mr. Ferro was elected to the Board and named the non-executive Chairman of the Board on February 3, 2016.

The Company also has granted Merrick Media the right to designate a replacement individual for election as a director at each annual and special meeting of the Company’s stockholders at which directors are to be elected as part of the slate of nominees recommended by the Board, subject to the reasonable prior approval of the Board’s Compensation, Nominating and Corporate Governance Committee, in the event that Mr. Ferro is unable to continue to serve. Merrick Media’s right to appoint a replacement director representative will expire upon the occurrence of either (a) the termination of the voting covenants of the Merrick Purchase Agreement (described below) for any of the reasons set forth in clause (a) of the succeeding paragraph or (b) such time as Merrick Media, Mr. Ferro and their respective affiliates no longer beneficially own at least 75% of the shares originally purchased pursuant to the Merrick Purchase Agreement.

Until the later of either three years following the date of the Merrick Purchase Agreement and the first year after the date that Mr. Ferro (or a replacement director) ceases to serve on the Board due to resignation or refusal to stand for reelection, or Merrick Media’s decision to not designate a replacement director, Merrick Media, Mr. Ferro and their respective affiliates have agreed to vote in favor of nominees to the Board, and against the removal of any director, in each case as designated by the Board’s Compensation, Nominating and Corporate Governance Committee. Merrick Media, Mr. Ferro and their affiliates also have agreed not to conduct or support any proxy solicitation regarding director removal or election, or any transaction that would effect a change of control of the Company. These voting covenants terminate upon the earliest of (a) the date that Mr. Ferro or his replacement is not nominated for reelection as a director, is removed as a director and the date that Mr. Ferro or his replacement has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection, (b) six months after the date that Mr. Ferro or his replacement ceases to serve on the Board after not being reelected as a director, so long as the Company has recommended a vote “for” the election of Mr. Ferro or his replacement, (c) nine months following the date Mr. Ferro or his replacement is removed as a director or has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection and if that removal or failure to recommend reelection is a result of any breach of a duty owed by Mr. Ferro or his replacement to the Company or a material violation of material law, (d) a change of control of the Company not approved by the Board and (e) six months after the date of Mr. Ferro’s removal or replacement as Chairman and his contemporaneous resignation from the Board.

Registration Rights Agreement

Pursuant to the Merrick Registration Rights Agreement, Merrick Media will be entitled to certain registration rights under the Securities Act, with respect to the shares of common stock of the Company acquired in connection with the Merrick Purchase Agreement. The Merrick Registration Rights Agreement provides that the Company shall use its reasonable best efforts to cause a registration statement with respect to the shares of common stock to be declared effective no later than the earlier to occur (a) February 3, 2019 and (b) 60 days after the termination of the voting covenants of the Merrick Purchase Agreement as described above. The Company will pay all of its own costs and expenses, including all fees and expenses of counsel for the Company, relating to the Merrick Registration Rights Agreement.

Aircraft Dry Sublease

Our subsidiary, Tribune Publishing Company, LLC (“TPC”), entered into an Aircraft Dry Sublease Agreement, which became effective as of February 4, 2016, with Merrick Ventures, LLC (“Merrick Ventures”). Mr. Ferro is chairman and chief executive officer of Merrick Ventures. Under the agreement, TPC may sublease on a non-exclusive basis a Bombardier aircraft leased by Merrick Ventures, at a cost, including TPC’s proportionate share of the insurance premiums and maintenance expenses, of $8,500 per flight hour flown. TPC also is responsible for charges attributable to the operation of the aircraft by TPC during the lease term. The initial term of the sublease is one year, which term automatically will be renewed on an annual basis. Either party may terminate the agreement upon 30 days written notice to the other. During the 2016 fiscal year, the Company incurred $2.7 million related to the aircraft sublease, of which $1.8 million has been reimbursed to Merrick Ventures, $0.4 million has been paid to an outside party for pilot services, and the balance remains payable to such parties.

Sporting Events Tickets

The Company agreed to purchase from Merrick Ventures tickets to certain Chicago Bulls, Chicago Blackhawks and Chicago Bears games at cost. The total amount paid or payable to Merrick Ventures for 2016 tickets and 2017 tickets is approximately $108,000 and $131,000, respectively.

Agreements with Nant Capital, LLC

On May 22, 2016, the Company entered into (a) a Securities Purchase Agreement (the “Nant Purchase Agreement”), by and among the Company, Nant Capital, LLC (“Nant Capital”) and Dr. Patrick Soon-Shiong and (b) a Registration Rights Agreement (the “Nant Registration Rights Agreement,” and together with the Nant Purchase Agreement, the “Nant Agreements”), by and between the Company and Nant Capital. Nant Capital beneficially owned, as of February 28, 2017, approximately 15.9% of the outstanding common stock of the Company.

The summaries of the Nant Purchase Agreement and the Nant Registration Rights Agreement are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2016 Annual Report on Form 10 K.

Securities Purchase Agreement

Pursuant to the Nant Purchase Agreement, on May 22, 2016, the Company agreed to sell to Nant Capital in a private placement 4,700,000 unregistered shares of common stock of the Company (the “Purchased Common Stock”) at a purchase price of $15.00 per share, for a total of $70,500,000 in cash consideration. The Purchased Common Stock is subject to certain lockup provisions that, subject to the terms and conditions of the Nant Purchase Agreement, prohibit certain transfers of the Purchased Common Stock for the first three years following the date of issuance and, thereafter, any transfers of the Purchased Common Stock that would result in a transfer of more than 25% of the Purchased Common Stock in any 12-month period. The Nant Purchase Agreement also includes covenants prohibiting the transfer of shares of the Company’s common stock if the transfer would result in a person beneficially owning more than 4.9% of the Company’s then-outstanding shares of common stock following the transfer, as well as transfers to a material competitor of the Company in any of the Company’s then-existing primary geographical markets. Nant Capital and Dr. Soon-Shiong, and their respective affiliates, are also prohibited, without the prior written approval of the Board, from acquiring additional equity of the Company if the acquisition could result in their beneficial ownership of more than 25% of the Company’s then-outstanding shares of common stock.

In connection with the Nant Agreements, the Board of Directors changed the size of the Board to nine members and elected Dr. Soon-Shiong to fill the resulting vacancy on the Board as of the date of the Company’s 2016 Annual Meeting of Stockholders on June 2, 2016. Dr. Soon-Shiong also was named the non-executive Vice Chairman of the Board. The Company granted Nant Capital the right to designate a replacement individual for election as a director at each annual and special meeting of the Company’s stockholders at which directors are to be elected as part of the slate of nominees recommended by the Board, subject to the reasonable prior approval of the Board’s Compensation, Nominating and Corporate Governance Committee, in the event that Dr. Soon-Shiong is unable to continue to serve. Nant Capital’s right to appoint a replacement director representative will expire upon the occurrence of either (i) the termination of the voting covenants of the Nant Purchase Agreement (described below) for any of the reasons set forth in clause (a) of the succeeding paragraph or (ii) such time as Nant Capital, Dr. Soon-Shiong and their respective affiliates no longer beneficially own at least 75% of the Purchased Common Stock.

Until the later of either May 22, 2019 or the first year after the date that Dr. Soon-Shiong (or a replacement director) ceases to serve on the Board due to resignation or refusal to stand for reelection, or Nant Capital’s decision to not designate a replacement director, Nant Capital, Dr. Soon-Shiong and their respective affiliates have agreed to vote in a manner proportionate to the manner in which all then-outstanding shares of the Company’s common stock (other than the Purchased Common Stock and any other shares of common stock of the Company that such persons are entitled to vote) are voted in any election of directors, any proposal considered by stockholders of the Company for removal of directors or any transaction that would effect a change of control of the Company.

These voting covenants terminate upon the earliest of (a) the date that Dr. Soon-Shiong or his replacement is not nominated for reelection as a director, is removed as a director and the date that Dr. Soon-Shiong or his replacement has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection, (b) six months after the date that Dr. Soon-Shiong or his replacement ceases to serve on the Board after not being reelected as a director, so long as the Company has recommended a vote “for” the election of Dr. Soon-Shiong or his replacement, (c) nine months following the date Dr. Soon-Shiong or his replacement is removed as a director or has not been reelected to the Board if the Company has not recommended his or his replacement’s reelection and if that removal or failure to recommend reelection is a result of any breach of a duty owed by Dr. Soon-Shiong or his replacement to the Company or a material violation of material law, (d) a change of control of the Company not approved by the Board and (e) six months after the date of Dr. Soon-Shiong’s removal or replacement as Vice Chairman and his contemporaneous resignation from the Board.

At its meeting on March 1, 2017, the Board of Directors, upon the recommendation of the Compensation, Nominating and Corporate Governance Committee, did not nominate Dr. Soon-Shiong for reelection as a director of the Company. Accordingly, the voting covenants under the Nant Purchase Agreement terminated as of that date.

Registration Rights Agreement

Pursuant to the Nant Registration Rights Agreement, Nant Capital will be entitled to certain registration rights under the Securities Act with respect to the Purchased Common Stock. The Nant Registration Rights Agreement provides that the Company shall use its reasonable best efforts to cause a registration statement with respect to the Purchased Common Stock to be declared effective no later than the earlier to occur (a) May 22, 2019 and (b) 60 days after the termination of the voting covenants of the Nant Purchase Agreement as described above. The Company will pay all of its own costs and expenses, including all fees and expenses of counsel for the Company, relating to the Nant Registration Rights Agreement.

Term Sheet

In connection with the Nant Capital private placement described above, the Company entered into a term sheet with NantWorks, LLC pursuant to which the Company would receive access to certain patents as well as studio space, subject to definitive documentation and approval from Tribune Media Company. If the transactions contemplated by the term sheet were consummated, the Company would issue to NantStudio, LLC 333,333 shares of common stock and in exchange would be entitled to retain the first $80 million in revenues derived from the licensed patents royalty free, after which the Company would pay to NantWorks a 6% royalty on subsequent revenues.  Presently, there is no agreement on definitive documentation and there can be no assurance that an agreement on binding, definitive documentation will be reached, that the transactions contemplated by the term sheet will be consummated, or that Tribune Media Company’s approval will be provided for the transaction.

Agreement with Tang Media Partners

On February 15, 2017, Tang Media Partners, LLC entered into an insertion order in the aggregate amount of $250,000 to purchase online advertising on several of the Company’s publication websites. Donald Tang, a current director of the Company, is chairman and chief executive officer of Tang Media Partners.

ADDITIONAL INFORMATION

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all directors, officers, and non‑union employees of the Company. In addition, our Board of Directors has adopted a Code of Ethics and Business Conduct for CEO and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller (or persons performing similar functions). Stockholders may access a copy of the Code of Ethics and Business Conduct and the Code of Ethics and Business Conduct for CEO and Senior Financial Officers on our website at investor.tronc.com.

List of Stockholders of Record

In accordance with Delaware law and our By‑Laws, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 435 N. Michigan Avenue, Chicago, Illinois 60611. If you would like to view the stockholder list, please call our Investor Relations Department at (469) 528‑9366. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a‑8(e) under the Exchange Act, to be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2018 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on November 9, 2017. As prescribed by Rule 14a‑8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2018 Annual Meeting of Stockholders, stockholders are advised to review our By‑Laws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of our 2017 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on December 19, 2017 and the close of business on January 18, 2018. In the event that the date of the 2018 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2017 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. A copy of the pertinent By‑law provisions is available upon request to the following address: Corporate Secretary, tronc, Inc., 435 N. Michigan Avenue, Chicago, Illinois 60611. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder‑Recommended Director Nominees

The Compensation, Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Compensation, Nominating and Corporate Governance Committee, Attn: Corporate Secretary, tronc, Inc., 435 N. Michigan Avenue, Chicago, Illinois 60611. As required by our By‑Laws, stockholders should include in their submissions the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to being named as a nominee and to serving as a director if elected. Stockholders may access a copy our By‑Laws on our website at investor.tronc.com.

Evaluation of any such recommendations is the responsibility of the Compensation, Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Compensation, Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Communications with the Board of Directors

Stockholders and other stakeholders may contact the Board of Directors as a group, the independent directors, or any individual member of the Board or any Committee of the Board by sending written correspondence by email to Julie.Xanders@tronc.com or by mail to the following address: tronc, Inc., Attn: Corporate Secretary, 435 N. Michigan Avenue, Chicago, Illinois 60611. Each communication should clearly specify the name(s) of the group of directors or the individual director to whom the communication is addressed. Our Board Communications Policy sets forth the policy for handling communications addressed to the Board. Under that process, the Corporate Secretary of tronc, Inc. is responsible for reviewing, summarizing or sending a copy to the Board, the Chairman of the Audit Committee or the office of the General Counsel, whichever is applicable, of any correspondence that deals with legal, ethical or compliance issues or other matter deemed by the Corporate Secretary to be potentially material to the Company. Directors may at any time review a log of all relevant correspondence received by the Company that is addressed to non‑employee members of the Board of Directors and obtain copies of any such correspondence.

TRONC, INC.
435 N. MICHIGAN AVE
CHICAGO, IL 60611

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Carol Crenshaw
02 Justin C. Dearborn
03 David Dreier
04 Eddy W. Hartenstein
05 Michael W. Ferro, Jr.
06 Philip G. Franklin
07 Richard A. Reck

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The named proxies shall have discretionary authority to vote on any other business as may properly be presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000313395_1 R1.0.1.15

TRONC, INC.
Annual Meeting of Stockholders
April 18, 2017 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Terry Jimenez and Julie K. Xanders, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote upon the matters listed on the reverse side of this ballot, as designated on the reverse side of this ballot, with discretionary authority as to any and all other matters that may properly come before the meeting, all of the shares of stock of TRONC, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 18, 2017, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle, Chicago, Illinois 60654, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000313395_2 R1.0.1.15